Exhibit 10.20

OFFICE LEASE

KILROY REALTY

909 NORTH SEPULVEDA

KILROY REALTY, L.P.,

a Delaware limited partnership,

as Landlord,

and

CARSDIRECT.COM, INC.,

a Delaware corporation,

as Tenant.

i

EXHIBITS:

EXHIBIT A	OUTLINE OF PREMISES

EXHIBIT A-1	SITE PLAN

EXHIBIT B	TENANT WORK LETTER

EXHIBIT C	NOTICE OF LEASE TERM DATES

EXHIBIT D	RULES AND REGULATIONS

EXHIBIT E	FORM OF TENANT’S ESTOPPEL CERTIFICATE

EXHIBIT F	RECOGNITION OF COVENANTS, CONDITIONS, AND RESTRICTIONS

EXHIBIT G	INTENTIONALLY DELETED

EXHIBIT H	FORM OF LETTER OF CREDIT

EXHIBIT I	PARKING RULES AND REGULATIONS

EXHIBIT J	BUILDING TOP SIGNAGE

AAA	55
Abatement Event	41
Actual Cost	21
Additional Rent	10
Affiliate	35
Alterations	25
Applicable Laws	45
Arbitration Award	55
Arbitration Fair Market Rental Values	8
Arbitration Notice	54
Arbitrator	54
Bank Prime Loan	24
Base Building	25
Base Rent	9
Base Year	10
Base Year Electrical Costs	12
Brokers	52
BS/BS Exception	23
Builder’s All Risk	26
Building	4
Building Common Areas	5
Building Hours	20
Building Structure	23
Building Systems	23
Building Top Signage	44
CC&Rs	20
Claims and Expenses	27
Common Areas	4
Comparable Buildings	5
Comparable Transactions	7
Consistent Alterations	25
Control	36
Cosmetic Alterations	25
Cost Pools	17
Design Problem	25
Determined Rent Rate	6
Direct Expenses	10
Downtime Start Date	34
Eligibility Period	41
Environmental Laws	57
Estimate	18
Estimate Statement	18
Estimated Excess	18
Excepted Matters	58
Excess	17
Existing Rent	6
Expense Year	10
Fair Market Rent Rate	6, 7
First Offer Commencement Date	6
First Offer Notice	5
First Offer Rent	6
First Offer Space	5
First Option Rent	7
Force Majeure	50
hazardous substance(s)	57
Holidays	20
HVAC	20
Interest Rate	24
Intervening Leases	5
JAMS	54
Landlord	1
Landlord Parties	27

Landlord Repair Notice	30
L-C	42
L-C Amount	42
L-C Security Deposit	42
Lease	1
Lease Commencement Date	7
Lease Expiration Date	7
Lease Term	7
Lease Year	7
Lines	53
Mail	51
Monument	45
New Name	45
Nondisturbance Agreement	38
Notices	50
Objectionable Name	45
Operating Expenses	10
Option Rent Notice	8
Option Term	7
Option Term TI Allowance	8
Option Terms	7
Original Improvements	28
Other Improvements	53
Outside Agreement Date	9
Premises	4
Prevailing Party	55
Project	4
Project Common Areas	5
Proposition 13	16
Provider	55
Renovations	52
Rent Payments	6
Rent	10
Right Holders	7
Rules and Regulations	56
Second Option Rent	7
Statement	17
Storage Space	43
Subject Space	33
Subleasing Costs	34
Subsequent Year Electrical Costs	12
Summary	1
Superior Right Holders	5
Supplemental Statement	18
Tax Expenses	16
Telecommunications Equipment	58
Tenant	1
Tenant Parties	27
Tenant Work Letter	4
Tenant’s Security System	22
Tenant’s Share	17
Transaction Costs	35
Transfer Notice	33
Transfer Premium	34
Transferee	33
Transfers	33
Unusable Area	41

909 NORTH SEPULVEDA

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and CARSDIRECT.COM, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date		June 25, 2004.

2.	Building, Premises and Project

	2.1	Building:	909 North Sepulveda Boulevard, El Segundo, California (consisting of approximately 248,465 rentable square feet of space)

	2.2	Premises:	45,276 rentable (42,012 usable) square feet of space located in the Building, as further set forth below and in Exhibit A to this Lease.

Suite No.(s): 1000 and 1100.

Floors: 10th and 11th.

	2.3	Project:	The Building is part of an office project as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2):

	3.1	Length of Term:	Approximately sixty-nine (69) months.

	3.2	Lease Commencement Date:

Subject to the occurrence of any “Landlord Caused Delays,” as such term is defined in Section 5.6 of the Tenant Work Letter attached hereto as Exhibit B, the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, and (ii) October 1, 2004.

	3.3	Lease Expiration Date:	The last day of the sixty-ninth (69th) month to occur after the Lease Commencement Date.

4.	Base Rent (Article 3):

Months during the Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1-9	N/A	$0.00	$0.00
10-12	N/A	$87,156.30	$1,925
13-24	$1,071,954.60	$89,329.55	$1,973
25-36	$1,098,848.52	$91,570.71	$2,0225
37-48	$1,126,285.80	$93,857.15	$2,0730
49-60	$1,154,429.28	$96,202.44	$2,1248
61-69	$1,183,279.20	$98,606.60	$2,1779

5.	Base Year (Article 4):		Calendar year 2005.

6.	Tenant’s Share (Article 4):

	6.1	Tenant’s Share of the Building:	18.2223%

7.	Permitted Use (Article 5):		General office use and computer or online and telephone call center, all of which shall be consistent with the character of a first-class office building.

8.	Letter of Credit (Article 21):		Initially in the amount of $1,577,135.00.

9.	Parking Passes (Article 28):

Four (4) parking permits for every 1,000 rentable square feet of the Premises of which ten (10) permits shall be for the use of reserved parking spaces along the eastern boundary line and closest to the Project parking facility elevator within the areas designated by Landlord for reserved parking on the second level of the Project parking structure. The remainder of Tenant’s parking permits shall be for unreserved parking. Tenant shall have the right, however, to convert up to five (5) of its unreserved parking permits to permits for use of additional reserved parking spaces (subject to availability of reserved parking, as designated by Landlord, upon thirty (30) days notice to Landlord and revocable at Landlord’s reasonable discretion from time to time (based upon Landlord’s reasonable need for such parking spaces for provision to another tenant of the Project or otherwise) upon thirty (30) days notice to Tenant (in which case such five (5) permits or portion thereof designated by Landlord shall revert to unreserved parking permits)). All of the above parking permits shall be provided at no charge during the initial Lease Term and at prevailing rates for parking in the Project parking facility thereafter. Tenant shall initially have the right to rent from Landlord up to an additional 1.5 unreserved parking permits per 1,000 rentable square feet of the Premises at the below rates; provided, however, in the event that Tenant elects to reduce the number of additional unreserved parking permits rented by Tenant, future increases of such additional unreserved parking permits shall be subject to availability and subject to the foregoing maximum of 1.5 unreserved parking permits per 1,000 rentable square feet of the Premises as further set forth in Article 28 of this Lease. Rates for such additional parking permits shall be $20 per month per unreserved parking permit and $60 per month per reserved parking permit during the second year after Tenant takes occupancy of the Premises with annual increases of two percent (2%) thereafter during the initial Lease

Term and at prevailing rates for parking in the Project parking facility thereafter. Except as provided in Article 28 of this Lease, there shall be no fees for the above additional parking permits during the first twelve (12) months following Tenant’s taking occupancy of the Premises.

10.	Notice Address of Tenant (Section 29.18):
Prior to the Lease Commencement Date:

CarsDirect.Com 10567 Jefferson Boulevard Culver City, California 90232 Attention: Lynn Walsh Phone: (310) 280-4361 Facsimile: (310) 280-4335

and

After the Lease Commencement Date:

at the Premises Attention: Lynn Walsh

with, both prior to and after the Lease Commencement Date, a copy to:

Thomas R. Sestanovich, Esq. Rein, Evans & Sestanovich LLP 1925 Century Park East, 16th Floor Los Angeles, California 90067 Phone: (310) 551-3100 Facsimile: (310) 551-0238

11.	Notice Address of Landlord		Kilroy Realty, L.P. 12200 W. Olympic Blvd., Suite 200 Los Angeles, California 90064 Phone: (310) 481-8400 Facsimile: (310) 481-6520

With a copy to:

Allen Matkins Leck Gamble & Mallory LLP 1901 Avenue of the Stars Suite 1800 Los Angeles, California 90067
		Attention:	Anton N. Natsis, Esq. and
Delmar L. Nehrenberg, Esq.

12.	Broker(s) (Section 29.24):		For Landlord: CB RICHARD ELLIS/MADISON PARTNERS

For Tenant: CB RICHARD ELLIS

13.	Tenant Improvement Allowance (Section 2 of Exhibit B):		$45.00 per usable square foot of the Premises for a total of $1,890,540.00.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS;

RIGHT OF FIRST OFFER

1.1                 Premises, Building, Project and Common Areas.

1.1.1                 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and has the number of rentable square feet as set forth in Section 2.2 of the Summary. The outline of the Premises, the “Building” and the “Project,” as those terms are defined in Section 1.1.2 below, are further depicted on the Site Plan attached hereto as Exhibit A-1. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Landlord and Tenant each covenant, as a material part of the consideration for this Lease, to keep and perform each and all of such terms, covenants and conditions by them, respectively, to be kept and performed under this Lease. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2. below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the Project as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter.

1.1.1.1                                  Outside Delivery Date. Landlord anticipates that the Premises shall be delivered to Tenant in the “Delivery Condition” on or before the “Delivery Date,” as such terms are defined in the Tenant Work Letter. Except as otherwise provided below, Landlord shall not be subject to any liability for its failure to deliver the Premises (or any portion thereof), and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder with respect to the Premises. Landlord agrees that it shall use its good faith, commercially reasonable efforts to deliver the Premises in the Delivery Condition to Tenant on or before the Delivery Date, however, if Landlord does not deliver the Premises in the Delivery Condition by the “Outside Delivery Date,” as that term is defined below, then, upon written notice (which written notice must be given to Landlord on or before the date which occurs ten (10) business days following the occurrence of the Outside Delivery Date), Tenant shall have the right to immediately terminate this Lease and upon such termination Landlord and Tenant shall be relieved of their obligations under this Lease. Tenant’s right to terminate this Lease shall be Tenant’s sole and exclusive remedy at law or in equity for damages or termination for the failure of Landlord to deliver the Premises by the Outside Delivery Date. The “Outside Delivery Date” shall be the date which occurs forty-five (45) days after the Delivery Date. The Outside Delivery Date shall be extended on a day-for-day basis for any delays resulting in whole or in part from the acts or omissions of the “Tenant Parties,” as such term is defined in Section 10.1 of this Lease and/or for “Force Majeure,” as such term is defined in Section 29.16 of this Lease. Notwithstanding anything contained in this Section 1.1.1.1 to the contrary, Tenant’s termination notice due to a failure of delivery by the Outside Delivery Date shall be null and void (but only in connection with the first notice sent by Tenant with respect to such failure) if Landlord provides written notice to Tenant within five (5) business days of receipt of such termination notice from Tenant that Landlord will cause the delivery of the Premises to Tenant in the Delivery Condition to occur within thirty (30) days in which case the Outside Delivery Date shall be deemed extended to such date specified by Landlord.

1.1.2                 The Building and the Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of the “Project,” defined below. The term “Project,” as used in this Lease, shall mean (i) the Building and the “Common Areas,” as that term is defined in Section 1.1.3, below (ii) the land (which is improved with landscaping, subterranean parking facilities and other improvements) upon which the Building and the Common Areas are located, (iii) the parking structure located at 955 North Sepulveda Boulevard (iv) the building located adjacent to the Building at 999 North Sepulveda Boulevard, and (v) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto adjacent to the Project.

1.1.3                 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain de minimus areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time provided the same are enforced in a nondiscriminatory manner. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas. Except when and where Tenant’s right of access is specifically excluded or restricted as the result of (i) an emergency, (ii) a requirement by Applicable Laws, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week, every calendar day during the Lease Term. Notwithstanding anything above to the contrary, Landlord shall manage, maintain and operate the Project in a manner materially consistent with other first-class, mid-rise or high-rise office buildings in El Segundo, California, which are comparable in terms of size (from 100,000 to 500,000 square feet), age or date and extent of renovation, quality of construction, appearance, and quality of common area improvements (the “Comparable Buildings”).

1.2                  Rentable Square Feet of Premises, Building and Protect. For purposes of this Lease, the rentable and usable square footages set forth in the Summary and all percentages based thereupon shall be deemed accurate and neither the Premises, Building or Project shall be subject to remeasurement.

1.3                  Right of First Offer. Tenant shall have an ongoing right of first offer with respect to any space on the ninth (9th) floors of the Building which becomes available for lease by third parties after initial leasing (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the first leases of the First Offer Space (including renewals) of the First Offer Space to be executed subsequent to the date of this Lease, and such right of first offer shall be subordinate to (i) all rights granted to any present or future occupants of the First Offer Space and all rights of all existing tenants at the Building to lease the First Offer Space (whether pursuant to rights of first offer, expansion options, must-take requirements, renewal options or otherwise) and (ii) any rights granted under any “Intervening Leases,” as defined below (collectively, (i) and (ii) comprise the “Superior Right Holders”) with respect to such First Offer Space. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.3. The term “Intervening Leases” shall mean any lease entered into by Landlord following Tenant’s failure to lease any applicable First Offer Space, including any renewal or extension of any such leases and/or any rights of expansion granted therein, and regardless of whether such renewal or extension is pursuant to an express written provision in such lease or whether such renewal, extension or expansion is consummated pursuant to a lease amendment or a new lease.

1.3.1                 Procedure for Offer. In the event that Tenant is interested in leasing any First Offer Space, Tenant shall provide written notice (the “Expansion Request”) expressing its interest in leasing additional space on. the ninth (9th) floor of the Building. Landlord shall within thirty (30) days of receipt of such Expansion Request, notify Tenant (the “First Offer Notice”) if any First Offer Space or any portion thereof is then available for lease to third parties, provided that no Superior Right Holder wishes to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer

Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined below, and the other economic terms upon which Landlord is willing to lease such space to Tenant. Notwithstanding anything to the contrary contained herein, Tenant may not deliver an Expansion Request more than one (1) time during any twelve (12) consecutive month period. Notwithstanding anything to the contrary contained herein, First Offer Space shall be deemed not available for lease if, as of delivery of any Expansion Request, Landlord has commenced preparation and negotiation of a lease therefor.

1.3.2                 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within seven (7) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the seven (7) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone whom Landlord desires on any terms Landlord desires; provided, however, if, within six (6) months of delivery of any First Offer Notice, Landlord materially changes the configuration of the space being offered, Landlord shall again offer the space to Tenant as First Offer Space pursuant to this Section 8.1 if no Superior Right Holder desires to lease such space. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3                 First Offer Space Rent. The rent payable by Tenant for the First Offer Space (the; “First Offer Rent”) shall be equal to the “Determined Rent Rate,” as defined below. The “Determined Rent Rate” payable by Tenant shall be equal to the “Fair Market Rent Rate,” as that term is defined in Section 2.2.2.1 of this Lease. However, when calculating the Determined Rent Rate for the First Offer Space, the Fair Market Rent Rate (as determined on an average annual per rentable square foot net effective basis, spreading all monetary concessions equally throughout the term for the First Offer Space) over the term of the First Offer Space shall in no event be less than the “Existing Rent”. The Existing Rent shall be the average annual “Rent Payments” calculated per rentable square foot on a net effective (spreading the Tenant Improvement Allowance throughout the initial Lease Term) basis for the initial Premises. The “Rent Payments” shall be the sum of (i) the then current Base Rent for the initial Premises and (ii) the amount of Tenant’s Share of Direct Expenses payable by Tenant on an annual, per rentable square foot basis for the Premises then due for the initial Premises, which Rent Payments shall be deemed to be increased by two and one-half percent (2.5%) on the first day of each new year of the term for the First Offer Space.

1.3.4                 Construction In First Offer Space. Any allowances for construction of improvements for the First Offer Space Shall be determined as a component of the First Offer Rent pursuant to Section 1.3.3, above, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Lease.

1.3.5                 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment adding such First Offer Space to the Lease upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and terminate on the date set forth in the First Offer Notice.

1.4                  Termination of Right of First_Offer. The rights contained in this Section 1.3 shall be personal to the “Right Holders,” as such term is defined in Section 2.2 of this Lease, and may only be exercised by the Right Holders (and not any other assignee, sublessee or other transferee of Tenant’s interest in this Lease) if they occupy at least eighty percent 80%) of the Premises. As to any particular First Offer Space, the right of first offer granted herein shall terminate upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in “Default,” as defined in Article 19 of the Lease, beyond any applicable notice and cure periods set forth herein.

ARTICLE 2

INITIAL LEASE TERM; OPTION TERM

2.1                  Initial Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated or extended as herein provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. Within six (6) months following the Lease Commencement Date, Landlord shall deliver to Tenant a Notice of Lease Term Dates in the form as set forth in Exhibit C, attached hereto, or a reasonably comparable form, as a confirmation of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof, provided that if said notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such ten (10) day period. Once the Notice of Lease Term Dates is executed and delivered by Landlord and Tenant, the same shall be binding upon Landlord and Tenant.

2.2                  Option Terms.

2.2.1                 Option Right. Landlord hereby grants the Original Tenant, any assignee of Tenant permitted under Article 14 of this Lease, and any “Affiliate” (as that term is defined in Section 14.8 below) (collectively, the “Right Holders”), two (2) options to extend the Lease Term for a period of five (5) years each (each an “Option Term” and collectively, the “Option Terms”), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in Default under this Lease beyond any applicable notice and cure periods set forth herein. Upon the proper exercise of each such option to extend, and provided that, as of the end of the initial Lease Term or the first Option Term, as the case may be, Tenant is not in Default under this Lease beyond any applicable notice and cure periods set forth herein, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Right Holders, and may only be exercised by such Right Holders (and not any other assignee, sublessee or other transferee of Tenant’s interest in this Lease) if such entities occupy at least one (1) full floor of the Premises.

2.2.2                 Option Rent/Parking. The rent payable by Tenant during the first Option Term (the “First Option Rent”) shall be equal to ninety-five percent (95%) of the Fair Market Rent Rate and the rent payable by Tenant during the second Option Term (the “Second Option Rent”) shall be equal to one hundred percent (100%) of the Fair Market Rent Rate. During the Option Terms, notwithstanding anything to the contrary contained in this Lease, all parking privileges of Tenant under this Lease (including visitor parking) shall be provided at then prevailing rates for parking in the Project parking facility.

2.2.2.1                                  Fair Market Rent Rate. The “Fair Market Rent Rate” shall be equal to the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the applicable Option Term or term for the applicable First Offer Space, are leasing non-sublease, non-encumbered, non-equity, non-renewal, non-expansion space comparable in size, location and quality to the Premises or First Offer Space, as applicable, for a similar term and for a similar use, in an arms length transaction, which comparable space is located in the Project and in the Comparable Buildings (the “Comparable Transactions”), taking into consideration the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises or First Offer Space, as applicable, such value to be based upon the age, design, quality of finishes, and layout of the improvements and the extent to which the same could be utilized by a general office user, and (c) all other monetary and non-monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to (x) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the comparable transactions do or do not involve the payment of real estate brokerage commissions, and (y) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable space. The Fair Market Rent Rate shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations during the term of any lease of First Offer Space or any Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). If in determining the Fair Market Rent Rate for an Option Term, Tenant is deemed to be entitled to a tenant improvement or comparable allowance for the improvement of the Premises (the total dollar value of such allowance, the “Option Term TI Allowance”), Landlord may, at Landlord’s sole option, elect any or a portion of the following: (A) to grant some or all of the excess Option Term TI Allowance to Tenant as a lump sum payment to Tenant, and/or (B in lieu of making a lump sum payment (or portion thereof) to Tenant, to reduce the rental rate component of the Fair Market Rent Rate to be an effective rental rate which take into consideration that Tenant will not receive a payment of such excess Option Term TI Allowance, or portion thereof (in which case the excess Option Term TI Allowance, or portion thereof, evidenced in the effective rental rate shall not be paid to Tenant).

2.2.3                 Exercise of Options. The options contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not more than thirty (30) days after receipt of Tenant’s notice, setting forth the First Option Rent or Second Option Rent, each as applicable; and (iii) if Tenant wishes to exercise such option, Tenant may, by written notice to Landlord, on or before the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice, request Landlord’s determination of the Fair Market Rent Rate which Landlord would submit to arbitration, if arbitration were to occur under Section 2.2.4, below, and within ten (10) business days of such request, Landlord and Tenant shall each simultaneously deliver to the other their determinations of the Fair Market Rent Rate (provided that the determination of the Fair Market Rent Rate submitted by Landlord shall not exceed the Option Rent set forth in the Option Rent Notice) that each would submit to arbitration if arbitration were to occur under Section 2.2.4, below (the “Arbitration Fair Market Rental Values”) (provided that if Tenant has requested an exchange of Arbitration Fair Market Rental Values and Landlord fails to provide Landlord’s Arbitration Fair Market Rental Value, then the Option Rent contained in the Option Rent Notice shall be deemed Landlord’s Arbitration Fair Market Rental Value, and, so long as Tenant has delivered to Landlord its Arbitration Fair Market Rental Value, the Arbitration Fair Market Rental Values shall be deemed determined and exchanged); and (iv) whether or not Arbitration Fair Market Rental Values were determined and exchanged pursuant to Section 2.2.3(iii), above, if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant shall, at its option, either (A) accept the Option Rent contained in the Option Rent Notice, in which case the Option Rent shall be the amount set forth in the Option Rent Notice, (B) accept Landlord’s Arbitration Fair Market Rental Value (to the extent the same has been previously provided pursuant to the terms hereof), in which case the Option Rent shall be Landlord’s Arbitration Fair Market Rental Value, or (C) object to both the Option Rent contained in the Option Rent Notice, and, if applicable, Landlord’s Arbitration Fair Market Rental Value, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below, but subject to the terms and conditions, when appropriate, of Section 2.2.2 above.

2.2.4                 Determination of First Option Rent or Second Option Rent. In the event Tenant timely and appropriately objects to the First Option Rent or the Second Option Rent, Landlord and Tenant shall attempt to agree upon the same using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the First Option Rent or the Second Option Rent (the “Outside Agreement Date”), then (i) if Arbitration Fair Market Rental Values have been determined and exchanged pursuant to item (iii) of Section 2.2.3, above, each party’s Arbitration Fair Market Rental Values shall be submitted to arbitration without modification in accordance with Sections 2.2.4.1 through 2.2.4.7 below or (ii) if Arbitration Fair Market Rental Values have not been determined and exchanged pursuant to item (iii) of Section 2.2.3, above, each, party shall make a separate determination of the Option Rent within ten (10) business days, and such determination and the Option Rent shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 below.

2.2.4.1                                  Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of commercial mid or high-rise properties in the E1 Segundo, California area. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted First Option Rent or the Second Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.

2.2.4.2                                  The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

2.2.4.3                                  The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.4.4                                  The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5                                  If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6                                  If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.4.

2.2.4.7                                  The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever (except as otherwise specifically set forth in this Lease). If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1                  General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any Expense Year below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant and Landlord which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent attributable to the period of time prior to the Lease Expiration Date, as may be extended pursuant to the terms of Section 2.2 of this Lease, or earlier termination of this Lease, and Landlord’s obligation to refund to Tenant any overpayments of such Additional Rent, shall survive the expiration of the Lease Term. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Tenant’s Share of increases in Direct Expenses over the Direct Expenses for the Base Year until expiration of the Base Year.

4.2                  Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1                 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2                 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3                 “Expense Year” shall mean each full or partial calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4                 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement or operation of the Project, or any portion thereof.

4.2.4.1                                  Operating Expenses; Inclusions. Without limiting the generality of Article 4 and/or Landlord’s right to include other items therein (except those items specifically excluded in this Section 4.2.4 or elsewhere in this Lease), Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated to reduce Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project (including costs of painting, restriping and resurfacing the parking areas servicing the Project); (vi) fees and other costs reasonably incurred, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project (including, but not limited to, all fringe benefits, workers’ compensation, insurance premiums and payroll taxes); (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing, repairs to the floors slabs and all paved areas; (xii) amortization over its reasonable useful life (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost (but as to each Expense Year, only the amortized portion of such costs as set forth herein) of capital repairs, replacements or other capital improvements or other capital costs incurred in connection with the Project (A) which are intended to effect economies in the operation, cleaning or maintenance of the Project, or any portion thereof, to the extent of cost savings reasonably anticipated by Landlord at the time of such expenditure to be incurred in connection therewith, or (B) that are required under any governmental law or regulation, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which any applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date and if such condition was not subject to a variance or a grandfathered/grandmothered code waiver exception, would have then required to be remedied pursuant to then-current “Applicable Law,” as that term is defined in Article 24 of this Lease, in their form existing as of the Lease Commencement Date; provided, however, that any such capital expenditure shall be amortized (including interest at the Amortization Interest Rate on the amortized cost) over its reasonable useful life; (xvi) window cleaning; (xvii) services and amenities of the Project which are available to all tenants of the Project at the same charge or at no charge; (xviii) costs of any additional services not provided to the Building as of the Lease Commencement Date but which are thereafter provided by Landlord in the prudent management of the Building or the Project. Any of the services which may be included in the computation of the Operating Expenses of the Building may be performed by divisions, subsidiaries or affiliates of Landlord, provided that the contracts for the performance of such services shall be competitive with and at comparable rates found in similar contracts and transactions with unaffiliated entities for the performance of such services in comparable office buildings within the greater Los Angeles metropolitan area. Operating Expenses under this Section 4.2.4 shall be calculated using the accrual method of accounting and shall be performed in the Base Year and the Expense Years in a reasonably consistent manner. Only as provided hereinafter in this Section 4.2.4, below in items [i] and [ii], in the event Landlord incurs costs or expenses associated with or relating to separate items or categories or subcategories of Operating Expenses which were not part of Operating Expenses during the entire Base Year, Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such separate items or categories or subcategories of Operating Expenses been included in Operating Expenses during the entire Base Year. The foregoing shall only apply as follows: [i] in the event and to the extent any portion of the Project is covered by a warranty or service agreement which provides warranty-type protection at any time during the Base Year and is not covered by such warranty or such warranty-type protection under such service agreement in a subsequent Expense Year to the same extent, Operating Expenses for the Base Year shall be deemed increased by the amount Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject warranty or warranty-type protection, had such warranty or such service agreement not been in effect during the Base Year; and [ii] any insurance premium resulting from any new forms of insurance, including earthquake insurance, flood insurance or insurance as to terrorist acts or acts of war shall be deemed to be included in Operating Expenses for the Base Year.

4.2.4.2                                  If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, with all tenants/occupants paying full Rent (as opposed to full rent, half rent, partial rent, and the like), Landlord shall make an appropriate adjustment to the components of Operating Expenses that vary with occupancy levels for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied with all tenants/occupants paying full Rent (as opposed to full rent, half rent, partial rent, and the like); and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, or amortized costs relating to extraordinary capital improvements. The component of Operating Expenses related to electrical costs for the Base Year shall be referred to as the “Base Year Electrical Costs,” and the component of Operating Expenses related to electrical costs for each Expense Year after the Base Year shall be referred to as the “Subsequent Year Electrical Costs.” To the extent that Landlord obtains a reduction in electrical costs such that the Subsequent Year Electrical Costs any Expense Year or the second calendar year to occur after the Base Year are less than Base Year Electrical Costs, then the Base Year Electrical Costs shall be deemed for such Expense Year only to be equal to the Subsequent Year Electrical Costs for such Expense Year.

4.2.4.3                                  Operating Expenses: Exclusions. Notwithstanding anything to the contrary contained in this Lease, the following shall be excluded from Operating Expenses:

(i)                                Costs incurred in connection with the original construction of the Project or in connection with any major change in the Building, such as adding or deleting floors;

(ii)                            Costs of alterations or improvements to the Premises or the premises of other tenants as a part of any lease to Tenant or other tenants:

(iii)                        Depreciation or interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease (except to the extent the same may be made to pay or reimburse, or may be measured by, ad valorem taxes);

(iv)                           Costs of correcting defects in or inadequacy of the initial design or construction of the Building or the Project;

(v)                               Expenses directly resulting from the gross negligence of Landlord, its agents, servants or employees;

(vi)                           Marketing costs, legal fees, space planners’ fees, real estate brokers’ leasing commissions, and advertising and promotional expenses incurred in connection with the original development, subsequent development, or original leasing or future leasing of the Building or the Project;

(vii)                       Costs for which Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonably efforts to collect such amounts, by any tenant or occupant of the Project or by insurance from its insurance carrier or any insurance carrier of any tenant;

(viii)                   Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(ix)                          Expenses in connection with services (including sub-metered utilities) or other benefits of a type which are not standard for the Building or the Project, and which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building or the Project whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(x)                              Costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building or the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs incurred in connection with selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or the Project, costs of any disputes between Landlord and its employees, disputes of Landlord with Building or the Project management, or between Landlord and other tenants or occupants of the Project;

(xi)                          The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building or the Project, unless such wages and benefits are prorated to reflect time spent on operating and managing the Building or the Project vis-a-vis time spent on matters unrelated to operating and managing the Building or the Project; provided that, in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager or Project engineer;

(xii)                      Fines, penalties or interest on delinquent payments (interest included on real property taxes as a part of a bonded assessment included in real property taxes shall be included as a part of Tax Expenses (hereafter defined));

(xiii)                  Costs incurred due to the violation by Landlord of the terms and conditions of any underlying ground lease pertaining to the Building or the Project;

(xiv)                     Any damage or loss resulting from any casualty insured against by Landlord, or if not so insured, then excluding any damage or loss resulting from the type of casualty which is normally insured against by owners of first-class retail/office buildings in Los Angeles County, except to the extent of customary deductibles;

(xv)                         All costs in connection with the ownership, operation and maintenance of any garage facilities not located within and as a part of and available for use by the tenants of the Building or the Project;

(xvi)                     Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(xvii)                 Any amount paid by Landlord or to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(xviii)             Any compensation paid to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord;

(xix)                    Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project but only, to the extent reasonably required in connection with such emergency;

(xx)                        Electric power costs for which any tenant directly contracts with a public service company;

(xxi)                    Costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(xxii)                Tax penalties;

(xxiii)            Any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(xxiv)               Landlord’s general corporate overhead and general and administrative expenses;

(xxv)                   All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the Comparable Buildings) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid;

(xxvi)               Costs arising from the negligence or willful misconduct of Landlord or “Landlord Parties,” as that term is defined in Section l0.l of this Lease;

(xxvii)           Costs incurred to comply with Applicable Law with respect to “hazardous material,” as that term is defined in Section 29.40 of this Lease, (including, without limitation, with respect to the monitoring, testing and reporting relating thereto) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal, remediation or other action with respect to such hazardous material; and costs incurred with respect to hazardous material (including, without limitation, with respect to the monitoring, testing and reporting relating thereto), which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project or by anyone other than Tenant or its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors and is of such a nature, at that time, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal, remediation or other action with respect to such hazardous material;

(xxviii)       Costs arising from Landlord’s charitable or political contributions;

(xxix)              Any finders fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Project office, once per year;

(xxx)                  Costs of any training or incentive programs, other than for tenant life safety information services;

(xxxi)              In-house legal and/or accounting (as opposed to office building bookkeeping) fees;

(xxxii)          Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;

(xxxiii)      Legal fees and costs concerning the negotiation and preparation of this Lease or any litigation between Landlord and Tenant;

(xxxiv)         Costs for extra or after-hours HVAC, utilities or services which are provided to Tenant and or any occupant of the Building and as to which either (x) Tenant is separately charged, or (y) the same is not offered or made available to Tenant at no charge;

(xxxv)             Depreciation, interest, points, fees or other costs, and principal payments on mortgages and other debt costs, if any (except as set forth in item 4.2.4.1 (xii) and (xiii), above);

(xxxvi)         Late charges, penalties, liquidated damages, and interest incurred as a result of Landlord’s gross negligence, inability or unwillingness to make payments or file returns when due;

(xxxvii)     Costs of capital repairs and alterations, capital improvements and equipment and other capital expenses determined pursuant to sound real estate management principals consistently applied except as set forth in items 4.2.4.1 (xii) and (xiii), above;

(xxxviii)                           Costs of any tenant relations parties, events or promotions, except to the extent the cost of comparable events are included in the Base Year calculation of Operating Expenses;

(xxxix)        Any costs in connection with any portion of the ground floor or any mezzanine levels, or any other floor in the Building or the Project devoted primarily to retail operations for the general public, except normal electrical current and other services supplied by Landlord as if such retail premises were offices; and

(xl)                          any costs incurred in connection with any violations of “Applicable Law,” as that term is defined in Article 24 of this Lease, applicable to the Project or any portion thereof which exists and is being enforced as of the Lease Commencement Date.

4.2.4.4                                  It is understood that Operating Expenses shall be reduced by all cash discounts, trade discounts, or quantity discounts taken by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building or the Project. If capital items which are customarily purchased by landlords of first-class retail/office buildings in Los Angeles County are leased by Landlord, rather than purchased, the decision by Landlord to lease the item in question shall not serve to increase Tenant’s Share of Operating Expenses beyond that which would have applied had the item in question been purchased. In the calculation of any expenses hereunder, it is understood that no specific expense shall be charged more than once. Where services rendered to the Building are also rendered to other buildings in the Project and/or to other properties owned or managed by Landlord, Landlord shall equitably prorate the bills for such services based on the portion of such services allocable to the Building. Landlord agrees to keep books and records showing the Operating Expenses in accordance with a system of accounts  and accounting practices consistently maintained by Landlord on a year-to-year basis in accordance with sound real estate management principles and in compliance with such provisions of this Lease as may affect such accounts.

4.2.4.5                                  Adjustments to Tenant’s Share. Should additional office or commercial rentable areas or any additional buildings be constructed or incorporated by Landlord into and as a part of the Building or the Project, as Landlord may reasonably elect, whether at date of completion of construction, date of substantial occupancy, or at a later date, or should the Building or the Project be joined with or subsequently severed from an adjacent office building or buildings and/or any parking areas or a parking structure also owned or operated by Landlord or any of its related entities, as Landlord may reasonably elect at Landlord’s sole discretion, then Tenant’s Share shall be appropriately adjusted upon such incorporation or severance by Landlord of the additional office or commercial or parking area or areas into or with or from the Building or the Project. Furthermore, in the event that one tenant occupying all or a substantial portion of the Building should be required or elect (for example, in instances where governmental security clearances are required), with Landlord’s permission, to perform all of its own janitorial and/or interior maintenance services, and/or pay directly its own utility consumption, then there may be two (2) or more separate Tenant’s Shares applicable to Tenant, which Landlord shall determine at Landlord’s reasonable discretion from time to time based upon all facts then existing, so that all tenants shall be obligated on a equitable basis for their respective tenant’s shares of all Operating Expenses for the Building, and the portion of the Operating Expenses for the Common Areas allocated to the Building. For example, one of such Tenant’s Shares could relate to the rentable square feet of all tenants who receive janitorial, maintenance and other similar services, and/or who pay directly their own utilities, and one of which could relate to the balance of interior services and all Building common area services (landscaping, window washing, exterior maintenance, etc.) and insurance costs and real properly taxes. Landlord shall give notice to Tenant and other affected tenants of Landlord’s election to use either one or more Tenant’s Shares applicable to Tenant from time to time for the Building or the Project, or both, promptly after any such election, and the resultant change in Tenant’s Share thereafter shall be binding upon Tenant. The allocation of Operating Expenses and Common Areas may be adjusted from time to time by Landlord, as the facts and circumstances reasonably require, without prior notice to Tenant.

4.2.4.6                                  Proration of Operating Expenses. Should this Lease commence or terminate at any time other than the first or last day of the calendar year, respectively, the amounts due as Additional Rent pursuant to Article 4 for the commencement or termination year only shall be prorated pursuant to the method provided in Article 3.

4.2.5                 Taxes.

4.2.5.1                                  “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Project, the Building, and all tenant improvements in the Building were fully assessed for real estate tax purposes, and accordingly, during the portion of any Expense Year, Tax Expenses shall be deemed to be increased appropriately.

4.2.5.2                                  Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3                                  Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses (excluding, however, those costs and expenses incurred by Landlord in securing any Proposition 8 reduction as set forth in Section 4.2.5.4, below) shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased or decreased (except as otherwise provided herein) after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand or be refunded within thirty (30) days Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.5.4                                  Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by Subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above. The Tax Expenses for the Base Year shall not include increases due to extraordinary circumstances, including, but not limited to amortized costs relating to capital improvements.

4.2.6         “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3                  Allocation of Direct Expenses.

4.3.1                 Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be equitably allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.3.2                 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion; provided that any such Cost Pools shall be employed by Landlord reasonably consistently in the Base Year and any applicable Expense Year(s). Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4                  Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1                 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant within one hundred fifty (150) days following the end of the Base Year and each Expense Year, a statement (the “Statement”) itemized on a line-item by line-item basis, which shall state on a line-item by line-item basis and in a reasonably consistent manner from year to year, the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with it’s the next installment of Base Rent due which is at least thirty (30) days following receipt of such Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as

“Estimated Excess,” as that term is defined in Section 4.4.2, below. In the event, however, that the Estimated Excess paid by Tenant for any Expense Year exceeds the actual Excess for such Expense Year. Landlord shall, within thirty (30) days after its delivery of the Statement for such Expense Year, return to Tenant the amount of its overpayment. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord (provided that in the event that such failure continues for a period of six (6) months following receipt of Notice from Tenant, Tenant may elect to seek specific performance) or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess if present, Tenant shall immediately pay to Landlord such amount, and if Tenant shall have overpaid, Landlord shall refund the overpayment within thirty (30) days of delivery of the Statement. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill (a “Supplemental Statement”) for such amounts within two (2) year following Landlord’s receipt of the bill therefor).

4.4.2                 Statement of Estimated Direct Expenses. In addition, Landlord shall use commercially reasonable efforts to give Tenant a yearly expense estimate statement (the “Estimate Statement”) itemized on a line-item by line-item basis, which shall set forth Landlord’s reasonable good faith estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4 (provided that in the event that such failure continues for a period of six (6) months following receipt of Notice from Tenant, Tenant may elect to seek specific performance), nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary; provided however, any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Upon receipt of an Estimate Statement, Tenant shall thereafter pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the next to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5                  Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1                 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s properly is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2                 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed (as evidenced by reasonable back-up supplied by Landlord) for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1 above.

4.5.3                 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6                  Tenant’s Audit Rights. Notwithstanding anything to the contrary contained in this Lease, if Tenant reasonably disputes any amounts set forth in any Statement described above in this Article 4. Tenant will have the right to cause Landlord’s general ledger of accounts and directly relevant back-up information with respect to such disputed Statement only to be audited, at no cost or expense to Landlord (except as set forth below), by a certified public accountant mutually acceptable to Landlord and Tenant and which has prior experience in the review of financial statements and which shall not have provided Project operating expense review accounting services to Tenant or any other tenant in the Project within the last three (3) years and which shall not be retained by Tenant on a contingency fee basis; provided, however, Tenant shall not have the right to perform any such audit more than one (1) time for any calendar year during the Lease Term. Any audit conducted by or on behalf of Tenant shall be completed within one year of its receipt of the relevant Statement and shall be conducted in an expeditious and diligent manner and timely completed at Landlord’s office in Los Angeles County during Landlord’s normal business hours and in the manner so as to minimize interference with Landlord’s business operations. Landlord shall have no obligation and Tenant shall have no right to make photocopies of any of Landlord’s ledgers, invoices or other items. Tenant’s audit shall be limited to an on-site review of Landlord’s general ledger of accounts. The amounts payable under this Section 4.7 by Landlord to Tenant or to Tenant to Landlord, as the case may be, will be appropriately adjusted on the basis of such audit. If such audit discloses an overstatement of Direct Expenses in excess of seven percent (7%) for such calendar year, Landlord will reimburse Tenant for the reasonable cost of the audit; otherwise the cost of such audit including Landlord’s costs incurred in complying with such audit shall be borne by Tenant. Tenant agrees to keep, and to cause in its account and employee to keep, all information revealed by any audit of Landlord’s books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Landlord, unless compelled to do so by a court of law.

ARTICLE 5

USE OF PREMISES

5.1                  Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and only in accordance with the uses permitted under applicable zoning and other municipal regulations, and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2                  Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow occupancy density of use of the Premises which is materially greater than the average density of the other tenants of the Comparable Buildings using their premises under lease for uses comparable to the Permitted Use. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises.

5.3                  CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that, so long as such CC&Rs do not materially diminish Tenant’s rights under this Lease and/or increase Tenant’s obligations or costs under this Lease, this Lease shall be subject and subordinate to such CC&Rs. Subject to the foregoing, Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

ARTICLE 6

SERVICES AND UTILITIES

6.1                  Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1                 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for reasonable comfort, for normal office use in the Premises from 8:00 A.M. to 7:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other nationally recognized holidays (collectively, the “Holidays”).

6.1.2                 Subject to the other terms of this Lease, Landlord shall provide electrical wiring, facilities and capacity for connection to, and use by Tenant of, Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed (on an average watts per usable square foot of the Premises basis) two and five-tenths (2.5) watts per usable square foot of the Premises during the Building Hours on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120)/two hundred eight (208) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes (except as otherwise reasonably approved by Landlord), and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed (on an average watts per usable square foot of the Premises basis) one and five-tenths (1.5) watts per usable square foot of the Premises during the Building Hours on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3                 Landlord shall provide unlimited potable city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas, and to Tenant outlets installed by Tenant from core stub-out locations for drinking and dishwashing, lavatory and toilet purposes.

6.1.4                 Landlord shall provide Building standard janitorial services to the Premises Monday through Friday of each week, except the date of observation of the Holidays, in and about the Premises.

6.1.5                 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and, subject to emergencies shall have at least one elevator available at all other times to provide service to the Building.

6.1.6                 Landlord shall provide nonexclusive, non-attended freight elevator service subject to scheduling with Landlord and Landlord’s reasonable rules and regulations regarding use thereof.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2                  Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord within thirty (30) days following receipt of billing. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days following receipt of billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment other than desktop or portable personal computers and related portable or semi-portable computer equipment in the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to use heat, ventilation or air conditioning during hours other than Building Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at fifty dollars ($50.00) per hour per floor of the Premises (which shall be treated as Additional Rent), which cost may be increased only to the extent that Landlord’s Actual Cost of providing the same increases from time to time. The minimum time period for after hours HVAC usage shall be one (1) hour. For purpose of this Lease, “Actual Cost” shall mean the actual cost incurred by Landlord, as reasonably determined by Landlord but without charge for depreciation, profit, overhead or administration.

6.3                  Interruption of Use. Except as provided in Section 19.6.2, below, or elsewhere in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by acts of war or terrorism or by act or Default of Tenant; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s  use and possession of the Premises or relieve Tenant from paying Rent (except as provided in Section 19.6.2 below) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with,

Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6; provided, however, Tenant shall retain the right to pursue and in no event shall the foregoing waiver prohibit Tenant from pursuing any separate causes of action outside of the terms of this Lease against Landlord which relate to Landlord’s negligence, willful misconduct or other tortious conduct. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable and/or unfit for the Permitted Use.

6.4                  Metered Utilities. Notwithstanding any contrary provision of this Lease, Tenant agrees to bear no less than that portion of the cost of the services provided by Landlord described in this Article 6, which clearly reflects the use by Tenant upon or with respect to the Premises and the services provided by Landlord with respect thereto, such as computer utility costs and unusual electricity, air conditioning, heat or water requirements; and Landlord may, in its reasonable discretion, based upon Tenant’s above standard office use, increase or decrease, from time to time during the Term of this Lease, the portion of such costs of such services to be paid by Tenant, which reasonably approximates Tenant’s use thereof in excess of the building standards established by Landlord from time to time for normal office use. If not already installed as part of the Tenant Improvements to be constructed pursuant to the terms of the Tenant Work Letter, Landlord may, in its sole discretion, install separate meters or submeters to measure, or Landlord’s engineering department may estimate using industry standards, the consumption by Tenant of utility resources in excess of the building standards established by Landlord from time to time for normal office use. Landlord shall provide Tenant with reasonable prior notice of Landlord’s installation of such meters and/or submeters. The cost of any such meters and of the installation, maintenance, and repair thereof shall be paid for by Tenant, and Tenant agrees to pay Landlord as Additional Rent for all such water, electric current or other resource consumed, as shown by said meters, or as Landlord’s engineering department may estimate using industry standards, at the rates charged by the local public utility furnishing the same, plus any additional expense incurred in keeping account of the water, electric current or other utility service or resource consumed or used by Tenant outside of normal business hours or normal business days (including heat, air conditioning or elevator use) at the rates and pursuant to the advance notice requirements and the procedures therefor established by Landlord from time to time. Landlord shall bill Tenant periodically for utility usage upon or with respect to the Premises, in excess of the building standards established by Landlord from time to time for normal office use, together with a reasonable administration charge, and the amount of the bill shall be payable on the later to occur of ten (10) days after receipt of such bill or the first (1st) day of the following month.

6.5                  Tenant’s Obligations. Tenant shall pay for, prior to delinquency, all telephone and all other materials and services not expressly required to be paid by Landlord, which may be furnished to or used in, on or about the Premises during the term of this Lease. Tenant shall also pay, prior to delinquency, all charges and fees required to be paid by Tenant by the Rules and Regulations.

6.6                  Tenant’s Security System. Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises as part of Tenant’s initial construction of the Tenant Improvements or afterward pursuant to the terms of Article 8, below; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System does not interfere with any Landlord’s security system in place as of the Lease Commencement Date and the Building systems and equipment and to the extent that Tenant’s Security System unreasonably interferes with any Landlord’s security system or the Building systems and equipment, Tenant shall not be entitled to install or operate it and shall promptly remove it at Tenant’s sole cost and expense. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System. Subject to the above, Landlord’s reasonable specific requirements in connection therewith and compliance with all Applicable .Laws in connection therewith, Tenant’s Security System may include the installation of key-card readers in the Building stairwell allowing Tenant’s access by key-card to the different floors of the Building on which the Premises is located and installation of key-card readers in the Building elevators restricting access to the floors on which the Premises is located. In addition to any other indemnities provided for herein, and excluding any negligence and/or willful misconduct of Landlord or any Landlord Party, Tenant shall indemnify, defend and hold the Landlord and Landlord Parties harmless for, from and against any Claims and Expenses arising out of or relating to Landlord’s allowing Tenant to use the Building stairwell to access the different floors of the Premises and Tenant’s installation of the key-card readers in the Building stairwells and/or elevators. In the event that Tenant uses the Building stairwells as provided above (which Landlord hereby agrees that Tenant is entitled to do, in accordance with Tenant’s Permitted Use but subject to this Section 6.6), Tenant shall, except in the event of an emergency, use the stairwells solely for access between floors of the Premises and for no other purposes. Tenant shall not allow any persons to loiter or create any nuisance or disturbance within the Building stairwells. Landlord shall have the right to promulgate from time to time, and Tenant agrees to abide by, any reasonable special rules, regulations and requirements regarding use of the Building stairwells pursuant to the above. If Tenant or any person using the Building stairwells pursuant to the above fails to abide by such rules, regulations and requirements, Landlord shall have the right upon notice to Tenant to immediately terminate Tenant’s use of the Building stairwells for access between floors of the Premises.

ARTICLE 7

REPAIRS

7.1                  Generally. Landlord shall maintain in good condition, operating order and repair the structural portions of the Building, including, without limitation, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, parking areas, landscaping, fountains, water falls, exterior Project signagc, stairwells, elevator cabs, plazas, art work, sculptures, men’s and women’s washrooms, building mechanical, electrical and telephone closets, and all common and public area (collectively, “Building Structure”) and the mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors, are not located in the Premises, and/or do not exclusively service the Premises (collectively, the “Building Systems”). Notwithstanding any provision in this Lease to the contrary, Tenant shall be required to pay Landlord directly for the cost of any repair to the Building Structure and/or the Building Systems to the extent required because of Tenant’s use of the Premises for other than the normal and customary business office operations, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable, or to the extent such damage is the result of structural or latent defects of the Building in connection with its original construction (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the Premises (but such obligation shall not extend to the Building Structure and the Building System except pursuant to the BS/BS Exception), including all improvements, fixtures and furnishings therein, all systems and equipment installed by Tenant therein, and the floor or floors of the Building on which the Premises are located (collectively, the “Maintenance Items”), in good order, repair and condition at all times during the Lease Term, except to the except to the extent any such repair is required due to the gross negligence or willful misconduct of Landlord or the “Landlord Parties,” as that term is defined in Article 10.1, below (unless and to the extent such damage is covered by insurance carried or required to be carried by Tenant pursuant to Article 10 and to which the waiver of subrogation is applicable), ordinary wear and tear excepted. Subject to the terms of Articles 8, 11 and 13 of this Lease, Tenant agrees to repair any damage to the Premises Building or Project caused by or in connection with Tenant’s use thereof, or the use of Tenant’s agents or employees, or the removal of any articles of personal property, business or trade fixtures, machinery, equipment, cabinetwork, furniture, movable partitions or permanent improvements or additions, including repairing the floor and patching and painting the walls where required by Landlord to Landlord’s reasonable satisfaction, all at the Tenant’s sole cost and expense.

In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, on worn fixtures and appurtenances and/or Maintenance Items, except for damage caused by ordinary wear and tear. In addition, Tenant covenants and agrees that Tenant shall, at Tenant’s sole cost, maintain all Maintenance Items in accordance with specifications set forth, in their respective then currently updated operating manuals and shall, upon request from Landlord, provide certifications of other documentation acceptable to Landlord that the such Maintenance Items have been and are being maintained to such operating manual specifications; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs and/or maintain any Maintenance Items as required herein, Landlord may, but need not, make such repairs and replacements or perform such maintenance and/or contract with a service provider to perform such maintenance on a regular basis, and Tenant shall pay Landlord the cost thereof. Landlord may, but shall not be required to, enter the Premises at all reasonable times to perform maintenance, make such repairs, alterations, improvements or additions to the Premises, or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives the right to make repairs at Landlord’s expense under the provisions of any laws permitting repairs by a tenant at the expense of Landlord to the extent allowed by law, in that Landlord and Tenant have by this Lease made specific provision for such repairs and have defined their respective obligations relating thereto and Tenant expressly waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2                  Tenant’s Right to Make Repairs. Notwithstanding any of the terms, conditions and covenants set forth in this Lease to the contrary, if Tenant provides written notice to Landlord of a “Self-Help Event,” as that term is defined below, which Self-Help Event materially or adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action (or to commence any process required to commence corrective action (such as, but not limited to, the ordering of materials required to commence corrective action)) within a reasonable period of time, given the circumstances, after the receipt of such written notice, but in any event not later than ten (10) business days after receipt of such written notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days, written notice to Landlord specifying that Tenant is taking such required action and if such action was required under the terms, conditions and covenants of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally find regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 7.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease or, at Tenant’s option, require cash, reimbursement from Landlord within thirty (30) days after notice, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms, conditions and covenants of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, but Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution by the selection of an arbitrator to resolve the dispute, which arbitrator shall be selected and qualified pursuant to the procedures set forth in Section 29.34 of this Lease. If Tenant prevails in the arbitration, the amount of the Award (which shall include interest at the “Interest Rate” (defined below) from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys’ fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease or, at Tenant’s option, be reimbursed from Landlord within thirty (30) days after notice. For purposes of this Section 7.2, a “Self-Help Event” shall mean an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance that is required within the Premises. The term “Interest Rate” shall mean a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as

Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1                  Landlord’s Consent to Alterations. Tenant shall have the have the right, without Landlord’s consent but upon at least five (5) business days prior Notice to Landlord, to do the following: make strictly cosmetic, non-structural additions and alterations (“Cosmetic Alterations”) to the Premises that do not (i) involve the expenditure of more than $50,000.00 in the aggregate in any Lease Year; (ii) affect the exterior appearance of the Building or (iii) affect the Building Systems or the Building Structure. Except in connection with Cosmetic Alterations, Tenant may make improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) only upon first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant in accordance with the terms and conditions of this Article 8, and which consent shall not be withheld, conditioned or delayed by Landlord unless a Design Problem exists. A “Design Problem” is defined as, and will be deemed to exist if and to the extent such Alterations (I) affect the exterior appearance of the Building; (II) affect the Building Structure; (III) affect the Building Systems; (IV) unreasonably interfere with any other occupant’s normal and customary operations or (V) fail to comply with Applicable Laws. The construction of the “Tenant Improvements,” as that term is defined in Section 1 of the Tenant Work Letter, shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8 (except as provided in Section 8.5 below).

8.2                  Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, reasonable requirements, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term (but only as provided in Section 8.5 below). Landlord may further condition its approval of any proposed Alteration requested by Tenant upon some of all of the following requirements: (a) that such Alteration shall comply with Landlord’s then existing building standards for tenant improvement work (unless such Alteration is otherwise consistent (including without limitation, with respect to materials utilized), as reasonably determined by Landlord, with the Tenant Improvements (“Consistent Alterations”); (b) that Landlord shall supervise the performance of such Alteration; and (c) that subcontractor and/or consultants specified by Landlord shall be utilized to insure the integrity of the Building mechanical and electrical systems. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring applicable permits to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If any Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in Conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by appropriate governmental officials or agencies, all in conformance with Landlord’s construction rules and regulations. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located as further set forth in Section 1 of the Tenant Work Letter. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to materially and adversely obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to materially and adversely obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon Notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the management office for the Project a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with such Alterations.

8.3                  Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. Whether or not Tenant orders any work directly from Landlord, there shall be included within the cost of such work and Tenant shall pay to Landlord a fee for Tenant’s use of Landlord’s personnel involved with the supervision, coordination, inspection and the like pertaining to such Alterations. Said fee shall be two and one-half percent (2½%) of the cost of the Alterations, and such fee shall be paid by Tenant within ten (10) days after rendition of an invoice therefor.

8.4                  Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant or Tenant’s contractor shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5                  Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord. Furthermore, Landlord may, by written notice to Tenant given at the time of Landlord’s approval thereof, require Tenant, at Tenant’s expense, to remove any Alterations or improvements in the Premises (including, without limitation, the “Tenant Improvements” (as that term is defined in the Tenant Work Letter)) prior to the end of the Lease Term or upon any earlier termination of this Lease, and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, and/or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

8.6                  Recognition of Landlords Notice of Nonresponsibility. Before commencing any such work or construction in or about the Premises (provided Tenant has theretofore obtained any required Landlord’s consent to the particular Alteration, which shall exclude any Cosmetic Alterations), Tenant shall notify Landlord at least ten (10) days in advance in writing of the expected date of commencement thereof. Landlord shall have the right at any time and from time to time to post and maintain on the Premises such notices as Landlord deems necessary to protect the Premises and Landlord from the liens of mechanics, laborers, materialmen, suppliers or vendors. In the event that any liens are filed against the Premises by any mechanics, laborers, materialmen, suppliers or vendors, Tenant shall execute and/or cause the necessary parties to execute such lien releases as may be requested by Landlord to clear such liens from the Premises. In addition, Tenant covenants and agrees that it shall cause any and all contractors or other parties engaged by Tenant in connection with the construction of any Alterations, improvements, maintenance, repairs or other items to timely execute and deliver to Landlord a written acknowledgment in Landlord’s standard form waiving, to the fullest extent permitted by law, any rights granted under any applicable owner’s participation doctrine or related doctrines, rules, laws, ordinances, etc. and to further acknowledge that Landlord’s Notice of Nonresponsibility (in Landlord’s standard form) in connection therewith has been verified, has been properly posted, is valid and enforceable against such party. Tenant shall indemnify, defend and hold harmless Landlord in connection with any failure of Tenant to comply, or failure to cause any such contractors or other parties to comply, with the terms of this Section 8.6 of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) days after Notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.

ARTICLE 10

INSURANCE

10.1           Mutual Indemnification and Waiver.

10.1.1          Except to the extent resulting from or arising out of any negligence or willful misconduct of Landlord or any Landlord Party, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Subject to the provisions of Section 10.1.2. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Claims and Expenses”) incurred in connection with or arising from (i) any cause in, on or about the Premises, or (ii) any negligence or willful misconduct of Tenant or of any sublessee or occupant claiming by, through or under Tenant, or of the partners, officers, contractors, agents, servants or employees of Tenant or any such person (collectively, “Tenant Parties”), in, on or about the Project prior to, during, or after the expiration of the Lease Term, provided, however, that the terms of the foregoing indemnity shall not apply to the extent such Claims and Expenses arise or result front the negligence or willful misconduct of Landlord or of any Landlord Party.

10.1.2          Landlord shall indemnify, defend, protect, and hold harmless Tenant and each of the Tenant Parties from any and all Claims and Expenses arising from the negligence or willful misconduct of Landlord and each of the Landlord Parties in, on or about the Project, except to the extent such Claims and Expenses arise or result from  the negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this

Lease, either party’s agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by all-risk insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.

10.1.3          The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liabilities arising in connection with any event occurring prior to such expiration or termination.

10.2           Landlord’s Insurance. Landlord shall insure the Building (including the Building Structure and Building Systems) and the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms, as Landlord may from time to time reasonably determine. Additionally, at the sole option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing terms of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be reasonably comparable to the coverage and amounts of insurance which are generally carried by landlords of Comparable Buildings (but in no event shall Landlord be required to carry earthquake insurance), and Worker’s Compensation and Employee’s Liability coverage as required by Applicable Law. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises for other than the Permitted Use causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3           Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1          Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liabilily	$5,000,000 each occurrence $5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

10.3.2          Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Building Structure and Building Systems) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises which do not constitute the Building Structure or Building Systems. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft and explosion, and providing business interruption coverage for a period of at least nine (9) months.

10.3.3          Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4           Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifics, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably approved by Landlord prior to the execution of this Lease; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given by Tenant to Landlord and any mortgage of Landlord. No insurance required to be maintained by Tenant by this Article 10 will be subject to any deductible greater than $50,000 without Landlord’s prior written consent. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. Notwithstanding the above, Tenant may fulfill (a) up to $4,000,000 of its insurance obligations under Section 10.3.1 above and (b) its insurance obligations under Section 10.3.2 above, through “blanket” or “umbrella” insurance coverages and/or policies subject to Landlord’s reasonable requirements in connection therewith. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5           Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor. Tenant will cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.5 and to obtain such waiver of subrogation rights endorsements.

10.6           Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that generally required by landlords of Comparable Buildings and in no event may Landlord increase Tenant’s insurance obligations hereunder more than once during the initial Lease Term and once during each Option Term.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1           Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises, the Building Structure, the Building Systems, or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11 restore the Base Building (inclusive of the Building Structure and Building Systems) and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other Applicable Laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; unless Landlord shall make available to Tenant, during the period of such repair, other space in the Building or the Project which is reasonably suitable for the temporary conduct of Tenant’s business; provided, further, however, that if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no rent abatement. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the undertaking of such repair, reconstruction or restoration. Landlord shall have no obligation to carry insurance of any kind on Tenant’s Alterations or upon Tenant’s goods, furniture or furnishings or on Tenant’s property, and Landlord shall not be obligated to repair any damage thereto or to replace the same. Tenant hereby waives the provisions of any California law which is in conflict with the provisions of this Article 11.

11.2           Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, if twenty percent (20%) or more of the Building is damaged. Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within thirty (30) days after the date of discovery of the damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; (v) the damage occurs during the last twelve (12) months of the Lease Term; or (vi) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project. It is hereby understood that if Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant. If it is determined that the repairs will require material and sustained interruption of Tenant’s use of twenty percent (20%) or more of the Premises or of Tenant’s access to the Premises or the parking facilities servicing the Premises, in any such event for a period in excess of one hundred eighty (180) days after the date the damage is discovered, Tenant may elect, no earlier than forty-five (45) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by Notice to Landlord effective as of the date specified in the Notice.

11.3           Mutual Release. Upon any termination of this Lease under any of the provisions of this Article 11, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except for items which have theretofore accrued and are then unpaid or for the return of any Security Deposit or prepaid Rent.

11.4           Delay in Restoration. Tenant shall not be released from any of its obligations under this Lease by reason of fire or other casualty, except to the extent and upon the conditions expressly stated in this Article 11. Notwithstanding anything to the contrary contained herein, should Landlord be delayed or prevented from repairing or restoring the damaged Premises by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, delays in effecting insurance recovery, or any other cause beyond the reasonable control of Landlord, Landlord shall be relieved of its obligation to make such repairs or restoration for a period equal to such delay or prevention.

11.5           Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent by Tenant shall not be deemed to be a waiver of any preceding breach by Landlord or Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s or Tenant’s knowledge of such preceding breach at the time of acceptance or payment of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and/or satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant or by Tenant from Landlord after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any Notice shall reinstate, continue or extend the Lease Term or affect any Notice given Tenant prior to the receipt of such monies, it being agreed that after the service of Notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said Notice, suit or judgment. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or Default by Tenant under this Lease.

ARTICLE 13

CONDEMNATION

If the whole or any material portion of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty percent (20%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority and Tenant’s Rent shall abate from such time of taking. No taking of a portion of the Building not including the Premises, no taking of another building within the Project, no taking of Project common area and no taking of Building common area shall permit Tenant to terminate this Lease, unless Tenant is thereby prevented for a period in excess of one hundred eighty (180) days from obtaining access to the Premises. If any material portion of the Building other than the Premises shall be so taken or appropriated, Landlord shall have the right at its option to terminate this Lease. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, or in the event of a longer temporary taking if this Lease is not terminated in accordance with the foregoing, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1           Transfers. Tenant shall not, without the prior written consent (except as provided in Section 14.8 below) of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors, guests, customers and invitees (to the extent not designated as such as a subterfuge to avoid Tenant’s obligations under this Article 14) (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which Notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall constitute a Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants, architects’, engineers, and consultants’ fees) incurred by Landlord in connection therewith, within thirty (30) days after written request by Landlord, provided that the foregoing attorneys’ fees shall not exceed $1,500.00 for a Transfer in the ordinary course of business.

14.2           Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1          The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, as reflected by the then existing tenants of the Project;

14.2.2          The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3          The Transferee is either a governmental agency or instrumentality thereof;

14.2.4          The Transfer occurs during the period from the Lease Commencement Date until the earlier of (i) the second (2nd) anniversary of the Lease Commencement Date, or (ii) the date at least ninety-five percent (95%) of the rentable square feet of the Building is leased, and the rent charged by Tenant to such Transferee during the term of such Transfer (the “Transferee’s Rent”), calculated using a present value analysis, is less than ninety percent (90%) of the rent being quoted by Landlord at the time of such Transfer for comparable space in the Building for a comparable term (the “Quoted Rent”), calculated using a present value analysis but this Section 14.2.4 shall only apply to the extent that Landlord has suitable space available for lease to such Transferee;

14.2.5          The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.6          The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.7          The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.8          Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice (but as to items (i) through (iii), only to the extent that Landlord has space available for lease in the Project which is reasonably suitable for the proposed Transferee);

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent, except as a result of Landlord’s negligence and/or willful misconduct.

14.3           Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee; provided, however, that Tenant shall not be required to pay to Landlord any Transfer Premium until such time as Tenant has recovered from payments or other consideration made by the Transferee in consideration of the Transfer all applicable “Tenant’s Subleasing Costs,” as that term is defined in this Section 14.3. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee for all or any applicable portion of the Premises in connection with the Transfer in excess of the Rent and Additional Rent payable (in lieu of or in addition to rent) by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer; (ii) any free base rent reasonably provided to the Transferee; (iii) any brokerage commissions and/or marketing fees in connection with the Transfer; (iv) any key money, bonus money or other cash consideration paid by Tenant to Transferee for furniture, fixtures, equipment and/or similar items; (v) any attorneys’ fees actually incurred by Tenant in connection with such Transfer; (vi) the aggregate amount of Base Rent and Additional Rent paid by Tenant during the period prior to the commencement of the term of the Transfer during which Tenant does not occupy the Subject Space, commencing on and after the “Downtime Start Date” (as defined below); (vii) any lease takeover incurred by Tenant in connection with the Transfer for all or any applicable portion of the Premises; and (viii) out-of-pocket costs of advertising the space subject to the Transfer (collectively, “Subleasing Costs”). The “Downtime Start Date” shall mean the later of (A) the date which Tenant vacates and does not reoccupy the Subject Space and delivers notice of the same to Landlord, and (B) the date Tenant enters into a listing agreement for the Subject Space with a reputable broker, and provides Landlord with notice thereof. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer for all or any applicable portion of the Premises; provided, however, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all applicable Tenant’s Subleasing Costs for each applicable Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Tenant’s Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved.

14.4           Intentionally Deleted.

14.5           Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request (but not more than once every twelve (12) months of the Lease Term) a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than seven percent (7%). Tenant shall pay Landlord’s reasonable costs of such audit, otherwise the cost shall be borne by Landlord.

14.6           Intentionally Omitted.

14.7           Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

14.8           Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, neither (i) an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, (ii) a sale by Tenant of all or substantially all of its assets to another entity, (iii) transfers of shares of Tenant or any affiliate of Tenant if Tenant or such affiliate is a publicly-held company, nor (iv) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an “Affiliate”) (an entity which is controlled by, controls, or is under common control with, Tenant), shall be deemed a Transfer under this Article 14, provided that, with respect to item (iv) above only, Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate, to the extent such documents and /or information is required to prove that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this

Lease. In no event shall any Transfer Premium be payable to Landlord for any transfer described in items (i) through (iv) of this Section 14.8. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

14.9           Assumption by Trustee in Bankruptcy. In the event that Tenant files any type of petition in bankruptcy or has such petition filed against it, and Landlord cannot elect to terminate this Lease pursuant to law, and in the event that the trustee or receiver appointed by the bankruptcy court assumes or adopts or fails to disaffirm this Lease and fails or refuses to give Landlord adequate assurance of compliance with this Lease pursuant to law, then Landlord shall have the right to terminate this Lease within thirty (30) days after gaining knowledge of such failure to give such adequate assurances, or within thirty (30) days after receipt of written notice from said trustee or receiver of refusal to give such adequate assurances, whichever is earlier.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES

15.1           Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2           Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15 and Sections 8.2 and 8.5, quit and surrender possession of the Premises to Landlord in good order and condition of this Lease, reasonable wear and tear, casualty, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, subject to the terms of Sections 8.2 and 8.5 of this Lease, and subject to the last sentence of this Section 15.2, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises, any Tenant Improvements or Alterations designated by Landlord in accordance with the terms of this Lease (to be so designated by Landlord at or prior to the time of their installation if approved by Landlord), all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions, all signs and placards, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles, as Landlord may, in its reasonable discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises, and Building resulting from such removal. Landlord may elect to retain or dispose of, in any manner, any Alterations or Tenant’s personal property that Tenant does not remove (and was not directed by Landlord to remove) from the Premises on the expiration or termination of the Term. Except as otherwise provided in this Lease, title to any such Alterations or Tenant’s personal property that Landlord elects to retain or dispose of on expiration of the Term shall vest in Landlord. Except as otherwise provided in this Lease, Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such Alterations or Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s reasonable and actual costs for storing, removing and disposing of any Alterations or Tenant’s personal property and shall indemnify and hold Landlord harmless from the claim of any third party to an interest in said personal property.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case, for the first sixty (60) days of such holdover by Tenant, Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Rent applicable during the last rental period of the Lease Term under this Lease. Following the expiration of such 60-day period, Tenant shall pay Rent at a monthly rate equal to one hundred fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. For purposes of this Article 16, a holding over shall include, without limitation, (i) Tenant’s remaining in the Premises after the expiration or earlier termination of the Lease Term, as required pursuant to the terms of Section 8.5, above, to remove any Alterations or improvements located within the Premises (including, without limitation, the Tenant Improvements) and replace the same as requested by Landlord with building standard tenant improvements, or (ii) Tenant’s failure to remove items and restore the Premises as required in Article 15, above. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom. Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. A termination or non-renewal of this Lease is not intended to be and shall not be deemed to be a breach of the covenant of good faith and fair dealing.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. At any time during the Lease Term (but not more than twice during any calendar year), Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the last completed two (2) years prior to the current financial statement year (each, a “Financial Statement”). Tenant’s annual Financial Statements shall be prepared in accordance with generally accepted accounting principles, audited by an independent certified public accountant (to the extent consistent with Tenant’s normal business practices) and certified by an officer of Tenant as being true and correct.

ARTICLE 18

SUBORDINATION AND ATTORNMENT

18.1           Subordination. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord’s delivery to Tenant of commercially reasonable non-disturbance agreement(s) (the “Nondisturbance Agreement”) in favour of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who come into existence following the date hereof but prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to be bound by the terms of this Article 18 with respect thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Subject to Tenant’s receipt of the Nondisturbance Agreement described herein, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

18.2           Attornment by Tenant. If any holder of any mortgage, indenture, deed of trust, or other similar instrument succeeds to Landlord’s interest in the Premises, Tenant will pay to such successor all Rent subsequently payable under this Lease when due. Tenant will, upon request of any one so succeeding to the interest of Landlord, automatically become the tenant of, and attorn to, such successor in interest without change in this Lease. Such successor in interest will not be bound by: (a) any payment of Rent for more than one (1) month in advance; or (b) any amendment or modification of this Lease made without its written consent; or (c) any claim against Landlord arising prior to the date on which such successor succeeded to Landlord’s interest; or (d) any claim or offset of Rent against the Landlord. Upon request by such successor in interest and without cost to Landlord or such successor in interest, Tenant will execute, acknowledge, and deliver an instrument or instruments confirming the attornment. The instrument of attornment will also provide that such successor in interest will not disturb Tenant in its use of the Premises in accordance with this Lease.

18.3           Conditions for Tenant’s Termination. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless: (a) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights, provided that Tenant has been given written notice of such mortgagee’s address; and (b) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a “reasonable time” thereafter; but nothing contained in this Section 18.3 shall be deemed to impose any obligation on any such mortgagee to correct or cure any condition. “Reasonable time” as used above means (i) with respect to monetary defaults, thirty (30) days, (ii) with respect to non-monetary defaults that are susceptible to cure by a mortgagee without obtaining possession of the mortgaged premises, sixty (60) days, and (iii) with respect to non-monetary defaults that require possession of the mortgaged premises by a mortgagee in order to effect a cure, a reasonable time to obtain possession of the mortgaged premises if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist, but in no event greater than one hundred eighty (180) days longer than Landlord would have to cure such default.

18.4           Non-merger of Fee and Leasehold Estate. If both Landlord’s and Tenant’s estates in the real property, or the improvements or the Premises become vested in the same owner, this Lease shall nevertheless not be destroyed by application of the doctrine of merger except at the express election of the Landlord and the consent of each and every lender whose loan is secured in whole or in part by all or any portions of the Premises.

18.5           Non-merger of Subleases. The surrender of this Lease by Tenant or the cancellation of this Lease by agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s Default will not work a merger, and will, at Landlord’s option, terminate any subleases or operate as an assignment to Landlord of any subleases. Landlord’s option under this paragraph will be exercised by notice to Tenant and all known subtenants in the Premises.

ARTICLE 19

DEFAULTS; REMEDIES

19.1           Events of Default. The occurrence of any of the following shall constitute a Default of this Lease by Tenant:

19.1.1          Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within ten (10) days after written notice; or

19.1.2          Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a Default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such Default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed lo be in Default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such Default, but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or

19.1.3          To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within ninety (90) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within ninety (90) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within ninety (90) days; or

19.1.4          Intentionally omitted; or

19.1.5          The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.6          Intentionally omitted.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2           Remedies Upon Default. Upon the occurrence of any event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1          Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)        The worth at the time of any unpaid rent which has been earned at the time of such termination; plus

(ii)       The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)      The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)       Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)        At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2          Intentionally omitted.

19.2.3          Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.4          Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 through 19.2.3, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3           Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord (except as otherwise provided in this Lease) shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4           Form of Payment After Default. Following the occurrence of an event of Default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the Default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5           Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6           Landlord Default.

19.6.1          General. Landlord shall not be deemed to be in default in the performance of any obligation required by it under this Lease, or under any agreement executed in connection herewith, unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. Nothing in this Article 19 shall be interpreted to mean that Tenant shall have the right to terminate this Lease or that Tenant is excused from paying any Rent due hereunder.

19.6.2          Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building, Project, or Premises or the parking facility; (ii) any failure to provide services, utilities or ingress to and egress from the Building, Project, or Premises as required by this Lease; or (iii) damage and destruction of or eminent domain proceedings in connection with the Premises, Building, the Project or the parking facility servicing the Project, (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord Notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such Notice (provided Landlord is sent a Notice pursuant to Article 29 of this Lease of each of such Abatement Event) (the “Eligibility Period”), then the Base Rent and Tenant’s Share of Building Direct Expenses and charges for Tenant’s parking passes (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such period of time (commencing from the first day of the Eligibility Period) that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Building Direct Expenses and charges for Tenant’s parking passes (to the extent not utilized by Tenant) for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and Tenant’s Share of Building Direct Expenses and charges for Tenant’s parking passes (to the extent not utilized by Tenant) shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that nothing in this Section 19.6.2, shall impair Tenant’s rights under Section 19.6.1, above. If Tenant’s right to abatement occurs because of an eminent domain taking, condemnation and/or because of damage or destruction to the Premises, the Project’s parking facility, and/or the Project, Tenant’s abatement period shall continue until Tenant has been given sufficient time, and sufficient ingress to, and egress from the Premises, to rebuild such portion it is required to rebuild, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed as a result of such damage or destruction or temporary taking and to move in over a weekend. To the extent Tenant is entitled to abatement because of an event covered by Articles 11 or 13 of this Lease, then the Eligibility Period shall not be applicable.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by Landlord or any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied, except for those covenants expressly set forth in this Lease. Landlord hereby warrants that it has full authority to enter into this Lease.

ARTICLE 21

LETTER OF CREDIT

21.1           General Terms. Tenant shall deliver to Landlord concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the initial amount of One Million Five Hundred Seventy-Seven Thousand One Hundred Thirty-Five and No/100 Dollars ($1,577,135.00) (the “L-C Amount”), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local Los Angeles office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, and which L-C shall be in a form and content as set forth in Exhibit H, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in Obtaining the L-C.

21.1.1          Application of the L-C. The L-C shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the initial Lease Term. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the L-C at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or any portion of the L-C for payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not (a) prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C, nor (b) operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Landlord, but is not used or applied by Landlord shall be held by Landlord and deemed a security deposit (the “L-C Security Deposit”). If any portion of the L-C is drawn upon, Tenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C then required under this Lease or (ii) reinstate the L-C to the amount then required under this Lease, and if any portion of the L-C Security Deposit is used or applied, Tenant shall, within five (5) days after written demand therefor, either (x) deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to restore the L-C Security Deposit to the amount then required under this Lease or (y) reinstate the L-C to the amount then required under this Lease, and Tenant’s failure to do so shall be a default under this Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project and the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right (without payment of any transfer or other fees) to transfer or assign the L-C Security Deposit and/or the L-C to the transferee or mortgage, and in the event of such transfer, Tenant shall look solely to such transferee or mortgage for the return of the L-C Security Deposit and/or the L-C.

Notwithstanding any contrary provision contained herein or the L-C, all expenses, points, and/or fees incurred in connection with any transfer or assignment of the L-C by Landlord as provided in this Section 21.1.1 shall be shared equally between Landlord and Tenant. In connection with the foregoing, Landlord shall initially pay any such costs and Tenant shall reimburse Landlord for one-half of such costs within thirty (30) days of invoicing.

21.1.2          Reduction of L-C Amount. If following June 15, 2006 and June 15, 2007, each as applicable, Tenant has (i) not previously been in monetary default under this Lease or failed to cure a non-monetary default within the applicable cure period under this Lease, (ii) not, during the previous twelve (12) month period, either failed to pay any amount of Rent as and when due hereunder and (iii) then satisfies the “Financial Threshold,” as defined below, the L-C Amount may be reduced by Tenant no sooner than ten (10) business days following delivery of a valid “Reduction Notice,” as defined below, from Tenant to Landlord as follows: after June 15, 2006, the L-C Amount may be reduced to One Million Sixty-Eight Thousand Eight Hundred Two and No/100 Dollars ($1,068,802.00); after June 15, 2007, the L-C Amount may be reduced to Five Hundred Forty-Seven Thousand Seven Hundred Sixty-One and No/100 Dollars ($547,76l.00). Landlord shall have the right, from time to time, to require Financial Statements from Tenant as provided in Article 17 to verify whether Tenant satisfies or continues to satisfy the Financial Threshold and Tenant shall promptly notify Landlord if at any time after Tenant delivers a Reduction Notice, Tenant fails to meet the Financial Threshold. Notwithstanding the above scheduled reductions in the L-C Amount, in the event that at any time subsequent to the any reduction of the L-C Amount pursuant to the above (a) Tenant shall be in monetary default under this Lease, have failed to cure a non-monetary default within the applicable cure period under this Lease, or (b) Tenant fails to satisfy the Financial Threshold ((a) and (b) each being referred to herein as a “Reinstatement Event”), then the L-C Amount shall revert back to the original L-C Amount of One Million Five Hundred Seventy-Seven Thousand One Hundred Thirty-Five and No/100 Dollars ($1,577,135.00) and shall remain at such amount for the remainder of the Lease Term. In such event, within five (5) days of notice from Landlord that a Reinstatement Event has occurred, Tenant shall either (i) provide an additional L-C which, when combined with the L-C then being held by Landlord totals One Million Five Hundred Seventy-Seven Thousand One Hundred Thirty-Five and No/100 Dollars ($1,577,135.00) or (ii) provide an entirely new L-C in the amount of One Million Five Hundred Seventy-Seven Thousand One Hundred Thirty-Five and No/100 Dollars ($1,577,135.00). Such obligation shall continue for the remainder of the Lease Term and, notwithstanding anything to the contrary contained herein, there shall be no subsequent reductions of the L-C amount. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the L-C Security Deposit and/or the L-C, or any balance thereof, shall be returned to Tenant within thirty (30) days following the expiration of the Lease Term. For purposes hereof, the term “Reduction Notice” shall mean a written notice from Tenant given after June 15, 2006 or June 15, 2007, as applicable, of Tenant’s desire to reduce the L-C Amount as provided in this Article 21 accompanied by a current Financial Statement demonstrating that Tenant satisfies the Financial Threshold. For purposes hereof the “Financial Threshold” shall mean that Tenant has (i) cash or cash equivalents and marketable securities (including short and long term debt investments) of $50,000,000 (including debt and equity securities); (ii) a net worth (as total consolidated assets less total consolidated liabilities) of $100,000,000; and (iii) an annual (trailing twelve months) operating cash flow of $12,000,000.

ARTICLE 22

STORAGE SPACE

Tenant shall have the right to lease up to approximately 500 square feet of storage space (the “Storage Space”) in the Project parking facility; provided, however, if, after the first twelve (12) months of the Lease Term, Tenant has not commenced leasing or ceases to lease the Storage Space, as applicable, any subsequent leasing of the Storage Space by Tenant shall be subject to availability. The exact size of the Storage Space and the location thereof shall be reasonably determined by Landlord. Tenant shall not be required to pay rent with respect to the Storage Space; provided, however, Tenant shall pay for, or reimburse Landlord for any Landlord provided utilities used in connection with the Storage Space. Tenant shall comply with such rules and regulations as promulgated by Landlord from time to time pertaining to the use of such Storage Space and, in connection therewith, Tenant agrees that Tenant’s obligations under this Lease, including, but without limitation thereof, Article 10 will specifically apply to the Storage

Space as if the Storage Space were a part of the Premises. Tenant agrees not to store any flammable, combustible or other materials in the Storage Space that would increase the cost of Landlord’s insurance, and not to store any toxic, hazardous or odorous materials or waste in the Storage Space. Tenant also agrees not to store excess or highly concentrated weight in the Storage Space. Tenant agrees to use the Storage Space solely for storage purposes of dry goods and not as office or other space. Tenant agrees that Landlord and its agents may enter and inspect the Storage Space and any goods stored therein during normal business hours, on not less than one (1) business day’s prior notice (except in an emergency in which case no prior notice shall be required). Tenant shall deliver to Landlord a key for any locks installed by Tenant for Landlord’s emergency entry purposes. Notwithstanding anything to the contrary contained in this Lease, Tenant accepts the Storage Space in its presently existing “as is”, “with all faults”, “without any warranties or representations” condition and Landlord shall not be obligated perform any improvement or other work in connection with the Premises. No obligations of Landlord under this Lease with respect to the Premises or Base Building shall apply to the Storage Space. Tenant may make interior, non-structural modifications to the Storage Space only in accordance with the terms of Article 8 of the Lease. If Landlord so elects, Tenant shall execute and deliver to Landlord, Landlord’s standard form Storage Space Lease within thirty (30) days after Tenant’s receipt thereof. Landlord shall have the right, upon not less than sixty (60) days prior written notice to Tenant, to substitute for the Storage Space comparable storage area within the Project having reasonably comparable access to and reasonably equivalent usable area as the Storage Space, provided that Landlord shall pay all expenses reasonably incurred in moving Tenant’s property to such new location; and upon the expiration of such 60-day written notice, the new storage space shall be deemed to be the Storage Space covered by this terms of this Article 22. Tenant agrees to, at all times, maintain the Storage Space in neat and orderly condition and repair. Tenant acknowledges that Landlord shall have no obligation to provide any security, services, maintenance, work or improvements whatsoever for the Storage Space. Subject to the terms and conditions hereof, Tenant may terminate any such lease of Storage Space upon thirty (30) days written notice to Landlord.

ARTICLE 23

SIGNS

23.1           Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, as to those portion of the Premises comprising an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in such portions of the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2           Prohibited Signage and Other Items. Except as expressly set forth in this Lease, any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed (with prior written notice to Tenant) by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.

23.3           Building Directory. Tenant shall have the right, as part of the initial Tenant Improvements, to cause Tenant’s business name to be displayed on the building directory in building standard font and size. Any changes to the initial strip containing Tenant’s name on the Building directory shall be at Tenant’s sole cost and expense.

23.4           Building Top Signage. Tenant shall be entitled to display Tenant’s name (as identified in this Lease) and logo (as approved by Landlord) in the form of non-exclusive, illuminated exterior Building top signage on the top of the northeasterly portion of the East elevation of the Building (the “Building Top Signage”) as depicted on Exhibit J attached hereto and incorporated herein (and as such Exhibit J has already been approved by Landlord); provided, however, as such Exhibit J does not provide specific information as to the Building Top Signage, Landlord retains the right to reasonably approve certain other specifications not identified in Exhibit J for such Building Top Signage such as quality, details, manner of attachment, color, intensity of illumination and related aspects of the Building Top Sign. The

Building Top Signage shall be non-exclusive to Tenant except as set forth below. Notwithstanding the foregoing, Landlord agrees that during the Lease Term, not more than one (1) additional sign (limited to a company or product logo) shall be placed upon the top exterior of the East elevation of the Building (and any such sign shall be on the southeasterly portion of the East elevation of the Building) and that any such additional logo sign shall not have a surface area exceeding one hundred fifty (150) square feet. Landlord shall, however, have the right to grant other tenants of the Building the right to install identification signage on the Building anywhere other than the top exterior of the East side of the Building in its sole discretion. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Building Top Signage from the Building and repair any resulting damage.

23.5           Monument Signage. So long as Landlord has not granted rights to monument signage to four (4) or more retail tenants leasing space on the ground floor of the Building, Tenant shall be entitled to install and maintain identification signage (the “Monument Signage”) on the multi-tenant Building monument sign (the “Monument”). The Monument Signage shall be non-exclusive to Tenant and Landlord shall have the right to designate which position on the Monument shall be occupied by Tenant’s Monument Signage. Landlord shall have the right to grant other tenants of the Building the right to install identification signage on the Monument. Furthermore, Landlord shall have the right to enter into retail leases for space on the ground floor of the Building and rights to signage on the Monument in connection therewith in its sole and absolute discretion. If at any time Landlord has granted four (4) or more retail tenants leasing space on the ground floor of the Building rights to signage on the Monument, Tenant’s Monument Signage may be removed by Landlord in its sole and absolute discretion, at it’s sole cost and expense, without any liability to Tenant whatsoever in connection therewith following ten (10) business days’ written notice to Tenant. In such event, Tenant’s rights under this Article 23 regarding the Monument Signage shall terminate and be of no further force or effect.

23.6           Special Terms Relating to Tenant’s Signage. For purposes this Section 23.6, the Building Top Signage and the Monument Signage shall be collectively referred to as the “Tenant’s Signage.” All aspects of Tenant’s Signage, including, but not limited to, name displayed, quality, location, design, style, lighting, intensity of illumination, presentation and size, as applicable, shall be (a) consistent with Landlord’s Building standard signage program, (b) subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and (c) subject to and in compliance with all applicable governmental laws and regulations. Further, Tenant shall be responsible, at its sole cost and expense, for the installation, maintenance, repair and replacement of Tenant’s Signage (provided, however, to the extent such funds remain unused, Tenant may apply Tenant Improvement Allowance funds toward installation and fabrication costs of Tenant’s Signage). Should the name of Tenant be changed to another name (the “New Name”), Tenant shall be entitled to modify, at Tenant’s sole cost and expense, Tenant’s name on Tenant’s Signage to reflect Tenant’s New Name, so long as Tenant’s New Name is not an “Objectionable Name.” The term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a prudent landlord of the Comparable Buildings. The rights to Tenant’s Signage granted herein shall be deemed personal to the Original Tenant (and not any assignee, sublessee or transferee of Tenant’s interest in this Lease) and shall apply only so long as the Original Tenant and/or its Affiliates occupy the Premises in its entirety. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at Tenant’s sole cost and expense, for the removal of the Tenant’s Signage and the repair of any damage resulting therefrom to the Project, Building or the Monument, as applicable, to the satisfaction of Landlord. Any changes to Tenant’s Signage shall be subject to this Article 23, and at Tenant’s sole cost and expense.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any material way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of the Premises for non-general office use, (ii) the Alterations or “Tenant Improvements,” as that term is defined in the Tenant Work Letter, in the Premises, (iii) the “Base Building,” as that term is defined in Section 8.2 of this Lease and further described in Section 1 of the Tenant Work Letter, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, or use of the Premises for non-general office use or (iv) Tenant’s use of the. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4.1, above. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24.

ARTICLE 25

LATE CHARGES

Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing, administration and accounting charges and late charges which may be imposed on Landlord by the terms of any encumbrance covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) business days after receipt of a Notice from Landlord that such amount was not paid when said amount is due, then Tenant shall pay to Landlord a late charge equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) Two Hundred Fifty Dollars ($250.00) plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT: PAYMENTS BY TENANT

26.1           Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, then upon an additional ten (10) days’ Notice from Landlord, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any Default of

Tenant and without releasing Tenant from any obligations hereunder. Landlord shall provide Tenant with five (5) days written notice of its intent to pay any of Tenant’s obligation.

26.2           Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days of delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s Default pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers (but as to prospective tenants, only during the last twelve (12) months of the Lease Term (as the same may be extended pursuant to Section 2.2 of this Lease); (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment; provided, however, Landlord shall enter the Premises only after normal business hours to the extent reasonably practicable in connection with the foregoing. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, all claims for such damage being hereby released. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. No reentry into or taking of possession of the Premises by Landlord pursuant to this Article 27 shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. No notice from Landlord under this Lease or under a forcible entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically says so. Landlord reserves the right following any such reentry or re-letting, or both, to exercise its right to terminate this Lease by giving Tenant such written notice, and, in that event the Lease will terminate as specified in such notice.

ARTICLE 28

TENANT PARKING

Commencing on the Lease Commencement Date, Tenant may use parking permits as set forth in Section 9 of the Summary and provided below, on a monthly basis throughout the Lease Term, which parking permits shall pertain to the Project parking facility or surface lot adjacent to the Building as further set forth in the Summary (as designated by Landlord). With respect to Tenant’s additional unreserved parking permits as identified in Section 9 of the Summary, Tenant shall notify Landlord on or before the date that Tenant takes occupancy of the Premises of the number of additional unreserved parking passes Tenant desires to rent from Landlord and Tenant shall rent such passes from Landlord in accordance with the terms of this Lease. Subsequent to Tenant’s initial allocation of additional unreserved parking permits pursuant to the above, Tenant may increase (subject to availability and the maximum allocation of additional unreserved parking permits as provided in Section 9 of the Summary) or decrease the number of passes used or rented, as the case may be, by Tenant upon not less than thirty (30) days notice to Landlord. Notwithstanding anything to the contrary contained herein, even though Tenant may not be required to pay any fees or rent during the initial Lease Term in connection with Tenant’s parking permits, Tenant shall be responsible during the initial Lease Term and any Option Terms for the full amount of any taxes imposed by any governmental authority in connection with the renting of all parking permits by Tenant or the use of the parking facility by Tenant. At Landlord’s option, Tenant’s unreserved parking permits, or any portion thereof, shall be for the use of unreserved tandem parking spaces in the Project parking facility, although such parking spaces are not presently used by Landlord for tandem parking spaces. Similarly, at Landlord’s option all or any portion of any visitor parking which may be provided in the Project parking facility, may be unreserved tandem parking spaces. Tenant’s continued right to use the parking permits is conditioned upon Tenant abiding by the “Parking Rules and Regulations” attached hereto as Exhibit I, as the same may be reasonably modified from time to time by Landlord, and all other rules and regulations prescribed by Landlord for the orderly operation and use of the parking facility where the parking permits are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with the foregoing, and Tenant not being in Default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements, provided that Landlord uses commercially reasonable efforts to ensure that at all times Tenant shall have adequate parking for its employees and customers at the ratios stated herein. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. Tenant hereby acknowledges that the parking license privileges provided for herein are personal to Tenant and for the exclusive use of Tenant, its officers and employees; and, notwithstanding anything to the contrary contained in this Lease, Tenant shall not assign or sublease any parking license privileges or permits provided to Tenant herein or by a separate license or other agreement, and any attempted assignment of parking privileges and/or parking permits by Tenant shall be null and void and without effect, unless done pursuant to a Landlord approved Transfer under Article 14, above. Landlord shall provide visitor parking for Tenant’s customers, invitees or licensees in those parking areas located in the Project which may from time to time be designated by Landlord for patrons of the Project. At Landlord’s option, during the initial Lease Term (i) such visitor parking shall be provided free of charge or (ii) Tenant may validate visitor parking by such method or methods as the Landlord may reasonably establish, free of charge. Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft, vandalism, malicious mischief or otherwise to any automobiles parked in the parking areas of the Project, or any personal property therein, except to the extent that such loss or damage is due to the willful act or gross negligence of Landlord, and Tenant agrees, upon request from Landlord from time to time, to notify Tenant’s officers, employees and agents then using any of the parking privileges provided for in this Lease of such limitation of liability. It is the intention of the parties hereto that a license only is hereby granted to Tenant for the parking permit privileges provided herein and no bailment is intended or shall be created hereby.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1           Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2           Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3           No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4           Intentionally Omitted.

29.5           Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, so long as such transferee expressly agrees in writing to assume Landlord’s obligations hereunder, Landlord shall automatically he released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6           Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7           Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8           Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9           Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11     Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12     No Warranty. Except as expressly set forth in this Lease, in executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty as to the suitability of the Premises for the conduct of

Tenant’s business, that any specific tenant or number of tenants shall occupy any space in the Project, nor has Landlord agreed to undertake any modification, alteration or improvement to the Premises except as provided in this Lease. Tenant further agrees that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the building or the Project, or any other matter or thing affecting or related to the Premises.

29.13      Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the equity interest of Landlord in the Building. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14      Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15      Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project, so long as those tenancies are consistent with a first class office building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16      Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, except as to Tenant’s obligations under Articles 5 and 24 of this Lease, and except as to Landlord’s obligations to pay Tenant the Tenant Improvement Allowance (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17      Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18      Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United Slates certified or registered mail, postage prepaid, return receipt requested (“Mall”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. If any Notice is sent by telecopy, the transmitting party may as a courtesy send a duplicate copy of the Notice to the other party by regular mail. In all events, however, any Notice sent by telecopy transmission shall govern all matters dealing with delivery of the Notice, including the date on which the Notice is deemed to have been received by the other party. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord. Any Notice will be deemed given (i) three (3) days after the date it is posted if Sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made. If Notice is tendered under the provisions of this Lease and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date provided in this Lease. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the addresses stated in Section 11 of the Summary of Basic Lease Information.

29.19      Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20      Authority. Each of the persons executing this Lease on behalf of Tenant warrants to Landlord that Tenant is a duly authorized and existing corporation, that Tenant is qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to enter into this Lease, and that each person signing this Lease on behalf of Tenant has full authority to do so. Each person signing this Lease for Landlord represents and warrants that he has full authority to sign for the partnership and that this Lease binds the partnership.

29.21      Attorneys’ Fees. In the event that either Landlord or Tenant brings any action or proceeding against the other for possession of the Premises or for the recovery of any sum due hereunder, or because of the breach of any covenant, condition, or provision hereof, or for any other relief against the other, declaratory or otherwise, including appeals therefrom, and whether being an action based upon a tort, or contract or this Lease, then the prevailing party to this Lease in any such proceeding shall be paid by the other party to this Lease in any such proceeding reasonable attorneys’ fees and all costs of such action or proceeding which shall be enforceable, whether or not such action or proceeding is prosecuted to final judgment, and including an allowance for attorneys’ fees for appeals and rehearings. Should Landlord be made a party to any suit or proceeding brought by any third party, arising by reason of Tenant’s use or occupancy of the Premises and not being a dispute essentially between Landlord and Tenant, then Tenant shall defend the same and Landlord therein, at Tenant’s sole cost and expense, and shall hold Landlord free and harmless from any liability, duty or obligation therein, including all attorneys’ fees of Landlord.

29.22      Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

29.23      Submission of Lease. Submission of this instrument for examination of signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24      Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Commissions payable to the Brokers in connection with this Lease shall be paid by Landlord pursuant to separate agreements with the Brokers.

29.25      Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26      Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27      Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28      Confidentiality. Tenant shall keep the terms of this Lease strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants; provided, however, that Tenant may disclose such information as may be required by law (including securities laws disclosures) or as ordered by a court of competent jurisdiction.

29.29      Transportation Management. Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30      Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the LeaseTerm renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Notwithstanding anything in this Section 29.30 to the contrary, Landlord shall perform all Renovations in a commercially reasonable manner and such that the same do not materially impair Tenant’s access to the Premises and in a manner, whenever reasonably possible, to minimize material, adverse or unreasonable interference with Tenant’s business operations and Permitted Use.

29.31      No Violation. Landlord and Tenant hereby warrant and represent that neither their execution of nor their performance under this Lease shall cause such party to be in violation of any agreement, instrument, contract, law, rule or regulation by which such party is bound, and Landlord and Tenant shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees find costs, arising from such party’s breach of this warranty and representation.

29.32      Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, which consent shall not be withheld unreasonably, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay at costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises prior lo the expiration or any earlier termination of the Lease Term, or, at any time, any Lines which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33      Development of the Project.

29.33.1                       Subdivision. Tenant acknowledges that the Project has been subdivided. Landlord reserves the right to further subdivide all or a portion of the buildings and Common Areas in the Project. Tenant agrees to execute and deliver, within twenty (20) days after Landlord’s written demand, and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas of the Project by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.33.2                       The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other

Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.33.3                       Construction of Protect and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives tiny and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Notwithstanding anything in this Section 29.33.3 to the contrary, (i) Landlord shall perform such construction in a commercially reasonable manner and use commercially reasonable efforts to minimize interference with Tenant’s business operations and Permitted Use and (ii) in no event shall such construction by Landlord materially increase Tenant’s obligations or decrease Tenant’s rights under the terms and conditions of this Lease

29.34      Arbitration.

29.34.1                       General Submittals to Arbitration. The submittal of all matters to arbitration in accordance with the provisions of this Section 29.34 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Landlord’s failure to approve an assignment, sublease or other transfer of Tenant’s interest in the Lease under Article 14 of this Lease, any other defaults by Landlord, or any Tenant Default, except for (i) all claims by either party which (A) seek anything other than enforcement of rights under this Lease, or (B) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, (ii) all claims by either party arising from the determination of Fair Market Rental Rate, and (iii) claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant’s right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of Los Angeles County, California, the decision of which court, shall be subject to appeal pursuant to Applicable Laws. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 29.34 and all attempts to circumvent the terms and conditions of this Section 29.34 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Tenant Default or Landlord default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run in the event that the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good faith Notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 29.34.

29.34.2                       JAMS. Any dispute to be arbitrated pursuant to the provisions of this Section 29.34 shall be determined by binding arbitration before a retired judge of the Superior Court of the State of California (the “Arbitrator”) under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends Notice (the “Arbitration Notice”) of a demand to arbitrate to the other party and to JAMS. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. The parties may agree on a retired judge from the JAMS panel. If they are unable to promptly agree, JAMS will provide a list of three available judges who, to the extent available, have had extensive experience in handling real estate commercial lease transactions as practitioners and each party may strike one.

The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. In the event that JAMS shall no longer exist or if JAMS fails or refuses to accept submission of such dispute, then the dispute shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules then in effect.

29.34.3                              Arbitration Procedure.

29.34.3.1                    Pre-Decision Actions. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.

29.34.3.2                    The Decision. The arbitration shall be conducted in Los Angeles, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an “Arbitration Award”) that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the California courts pursuant to the terms and conditions of this Lease. The Arbitrator shall award costs, including without limitation attorneys’ fees, and expert and witness costs, to the prevailing party as defined in California Code of Civil Procedure Section 1032 (“Prevailing Party”), if any, as determined by the Arbitrator in his discretion. The Arbitrator’s fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion. A party shall be determined by the Arbitrator to be the prevailing party if its proposal for the resolution of dispute is the closer to that adopted by the Arbitrator.

29.35      Office and Communications Services.

29.35.1                       The Provider. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.35.2                       Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.36      Landlord’s Reserved Rights. Landlord reserves to itself and shall at any and all times have the right to perform the following, except to the extent the same would be in contravention of other express terms and/or conditions of this Lease:

29.36.1                       Change of Name or Address. Change the name or street address of the Premises or the Building or any other portion of the Project.

29.36.2                       Installation of Signs. Install and maintain signs on the exterior and interior of the Building and any place within the Project, except within the Premises.

29.36.3                       Re-work of Premises if Tenant Vacates. Decorate, remodel, alter or otherwise repair the Premises for reoccupancy during the last six (6) months of the Term hereof if, during or prior to such time, Tenant has vacated the Premises, or any time after Tenant abandons the Premises.

29.36.4                       Work on Exterior and Service Equipment. Do or permit to be done any work in or about the exterior of the Premises, Building or the Project, including changing the size, shape, location, number and extent of any or all of the improvements in the Project and the right to install, use, maintain and replace equipment, machinery, pipes, conduits, and wiring below the floor or above the ceiling of the Premises which serve other parts of the Building.

29.36.5                       Grant Right to Conduct Business. Grant to anyone the exclusive right to conduct any business or render any service in the Building or the Project, provided such exclusive right shall not operate to exclude Tenant from the use of the Premises expressly permitted by this Lease.

29.37      Performance of Tenant’s Obligations by Landlord. If Tenant fails to pay when due amounts payable under this Lease or to perform any of its other obligations under this Lease within the time permitted for its performance, then Landlord, after ten (10) days’ prior written notice to Tenant (or, in case of any emergency, upon such notice or without notice, as may be reasonable under the circumstances) and without waiving any of Landlord’s rights under this Lease, may (but will not be required to) pay such amount or perform such obligation. All amounts so paid by Landlord and all costs and expenses incurred by Landlord in connection with the performance of any such obligations will be payable by Tenant to Landlord on demand. In the proof of any damages which Landlord may claim against Tenant arising out of Tenant’s failure to maintain insurance, Landlord will not be limited to the amount of the unpaid insurance premium but rather Landlord will also be entitled to recover as damages for such breach, the amount of any uninsured loss (to the extent of any deficiency in the insurance required by the provisions of this Lease), damages, costs and expenses of suit, including attorneys’ fees, arising out of damage to, or destruction of, the Premises occurring during any period for which Tenant has failed to provide such insurance.

29.38      Rules and Regulations. The “Rules and Regulations” attached to this Lease as Exhibit D, as well as such reasonable rules und regulations as may be hereafter adopted by Landlord for the safety, care, utilization and cleanliness of the Premises, the Building and the Project and the preservation of good order thereon, are hereby expressly made a part hereof, and Tenant agrees to comply with such rules and regulations and the violation of any of them shall constitute a Default by Tenant under this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. The Rules and Regulations shall be enforced by Landlord in a non-discriminatory manner, and Landlord shall provide written notice to Tenant of any changes in the Rules and Regulations prior to Tenant’s obligation to comply with such changes.

29.39      Waiver.

29.39.1                       Delay by Landlord Not Waiver. No delay or omission in the exercise of any right or remedy of Landlord or Tenant on any Default by the other party shall impair such right of remedy or be construed as a waiver.

29.39.2                       Partial Payment or Writing by Tenant Not Waiver or An Accord. The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver of any other Default, it shall constitute only waiver of timely payment for the particular Rent payment involved. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent or partial Rent so received, nor shall any endorsement or statement on any check or any letter or other writing accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other right or remedy provided herein or at law or in equity.

29.39.3                       No Surrender Unless in Writing. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Lease Term. Only a notice in writing from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

29.39.4                       Waiver Must be in Writing. Any waiver by Landlord or Tenant of any default must be in writing. One or more waivers by Landlord or Tenant of a breach by the other party of any covenant, term or condition of this Lease shall not be construed as a waiver by such waiving party of a subsequent breach by the other party of the same covenant, term or condition. The consent or approval of Landlord to or of any act by Tenant of a nature requiring consent or approval shall not the deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

29.40      Hazardous Substances.

29.40.1                       Definitions. For purposes of this Lease, the following definitions shall apply: “hazardous substance(s)” and/or “hazardous materials” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to a) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any hazardous materials or b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any hazardous materials.

29.40.2                       Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the terms covenants and conditions of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any hazardous materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute hazardous materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.40.3                       Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of hazardous materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any hazardous materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant, shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.40.4                       Indemnifications. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any hazardous materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party, Landlord shall protect, defend, indemnify and hold Tenant free and harmless from and against any liability relating to Hazardous Materials brought onto the Project by Landlord or the Landlord Parties or, through no fault of Tenant or any Tenant Party, existing at the Project prior to delivery of the Premises to Tenant.

29.41      “And/or”. Whenever the words and symbols “and/or” are used in this Lease, it is intended that this Lease be interpreted find the sentence, phrase or other part be considered in both its conjunctive and disjunctive sense, and as having been written twice, once with the word “and” inserted, and once with the word “or” inserted, in the place of said words and symbol “and/or.”

29.42      Good Faith. Except for (i) matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building Structure or the Building Systems, or which could affect the exterior appearance of the Building; or (iii) matters covered by Article 4 (Additional Rent), Article 10 (Insurance), or Article 19 (Defaults; Remedies) of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination. Landlord and Tenant shall act reasonably and in good faith.

29.43      Compliance With “Americans With Disabilities Act.” For purposes of this Lease, disabled persons’ access and related laws and regulations (including the Americans with Disabilities Act, to the extent applicant), shall be deemed an Applicable Law. Accordingly, Landlord’s and Tenant’s obligations with respect to any such laws and regulations shall be governed by the terms of Article 24 of this Lease.

29.44      Intentionally Omitted.

29.45      “Including” Defined. The use of the word “including,” or “include,” when followed by any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items, statements, terms or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather, will be deemed to refer to all other items, statements, terms or matters that could reasonably fall within the broadest possible scope of such general statement, term, item or matter.

29.46      Telecommunications Equipment. At any time during the Lease Term, subject to the terms of this Section 29.46, Tenant may install, at Tenant’s sole cost and expense, one (1) one (1) meter satellite or microwave dish or other related communications equipment (the “Telecommunications Equipment”) upon the roof of the Building. The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Landlord subject to Tenant’s reasonable approval and Landlord may require

Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall maintain such Telecommunications Equipment, at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior written notice thereof and Landlord and Tenant shall execute an amendment to this Lease covering the payment for installation costs, if any, the Telecommunications Equipment, the installation and maintenance of such Telecommunications Equipment, Tenant’s indemnification of Landlord with respect thereto, Tenant’s obligation to remove such Telecommunications Equipment upon the expiration or earlier termination of this Lease, and other related matters; provided that other than the foregoing matters, in no event shall Tenant be required to pay Landlord for the use of the roof of the Building in connection with the Telecommunications Equipment. Tenant may only use the Telecommunications Equipment for its own usage.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the day and date first above written.

“LANDLORD”:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation,
Its:	General Partner

By:		/s/ Jeffrey C. Hawken
		Name:	JEFFREY C. HAWKEN
		Its:	EXECUTIVE VICE PRESIDENT
CHIEF OPERATING OFFICER

		By:	/s/ John T. Fucci
		Name:	JOHN T. FUCCI
		Its:	SR. VICE PRESIDENT
ASSET MANAGEMENT

“TENANT”:

CARSDIRECT.COM, INC.,
a Delaware corporation

By:		/s/ B. Lynn Walsh
	Its:	Executive Vice President
By:		/s/ James W. Brusch
	Its:	Chief Financial Officer

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of the 11th day of November, 2005 by and between KILROY REALTY L.P., a Delaware limited partnership (“Landlord”), and INTERNET BRANDS, INC., a Delaware corporation, d/b/a CarsDirect.Com (and formerly known as CarsDirect.Com) (“Tenant”).

R E C I T A L S:

A.                      Landlord and Tenant entered into that certain Office Lease dated June 25, 2004 (as may have been previously amended, collectively, the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises (the “Original Premises”) identified as Suites 1000 and 1100, located on the tenth (10th) and eleventh (11th) floors of the building located at 909 North Sepulveda Boulevard, El Segundo, California (the “Building”), and containing a total of 45,276 rentable square feet.

B.                        Tenant desires to expand the Original Premises to include an additional 8,366 rentable square feet of space, commonly known as Suite 940, located on the ninth (9th) floor of the Building (the “Expansion Premises”), as more specifically set forth on Exhibit A attached hereto and made a part hereof, on the terms and conditions set forth in this First Amendment, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease on such terms and conditions as are hereinafter provided.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals, each of which arc incorporated herein by this reference, and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.                          Capitalized Terms. All capitalized but undefined terms used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2.                          Delivery of the Expansion Premises. Not later than December 15, 2005, Landlord shall deliver possession of the Expansion Premises to Tenant in the “Expansion Delivery Condition,” as defined below, and at such time (the “Delivery Date”) Tenant shall have the right to enter (provided that all of the terms and conditions of the Lease, as amended hereby, shall apply (other than Tenant’s obligation to pay Rent), as though the “Expansion Premises Commencement Date,” as defined below, had occurred, although the Expansion Premises Commencement Date shall not actually occur until May 1, 2006) the Expansion Premises for purposes of constructing the Tenant Improvements therein; provided that Tenant shall not be required to accept delivery of the Expansion Premises prior to February 1, 2006. For purposes hereof, the “Expansion Delivery Condition,” shall mean that the Expansion Premises are demised with “Demising Walls,” as defined below, and in broom clean and unimproved “shell” condition to the extent necessary for the Contractor to commence construction of the Tenant Improvements therein pursuant to the terms of this First Amendment. Landlord shall design, permit (if necessary) and construct or install the demising partitions between the Premises and other tenants’ premises which shall include studs, acoustical insulation and dry wall ready for finish on the Tenant side only and any necessary penetrations, fire dampers and sound traps (collectively, the “Demising Walls”).

3.                          Incorporation of Expansion Premises. Effective as of May 1, 2006 (the “Expansion Premises Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Effective upon the Expansion Premises Commencement Date, the “Premises,” as that term is defined in the Lease, shall be deemed to consist of the Original Premises and the Expansion Premises. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Expansion Premises shall be as set forth herein and shall not be subject to re-measurement or modification, except as otherwise provided or permitted in the Lease.

3.1                     Pre-Occupancy Right. If the date of “Substantial Completion of the Tenant Improvements,” as that term is defined in Section 5.5 of the Tenant Work Letter, for the Expansion Premises precedes the Expansion Premises Commencement Date, then Tenant shall have the right to occupy and conduct Tenant’s business in the Expansion Premises commencing on such date through and including the day immediately preceding the Expansion Premises Commencement Date (the “Pre-Occupancy Period”) without payment of Base Rent for such period, provided that all of the terms and conditions of the Lease, as amended hereby, shall apply (other than Tenant’s obligations to pay Base Rent), as though the Expansion Premises Commencement Date had occurred upon such occupancy of the Expansion Premises by Tenant, although the Expansion Premises Commencement Date shall not actually occur until May 1, 2006.

3.2                     Expansion Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Premises Commencement Date and shall expire coterminously with Tenant’s Lease of the Original Premises on the Lease Expiration Date (or as such date may be extended in accordance with the terms and conditions set forth in the Section 2.2 of the Lease), unless sooner terminated as provided in the Lease.

4.                          Rent.

4.1                     Base Rent. Notwithstanding any provision to the contrary contained in the Lease, commencing on the Expansion Premises Commencement Date and continuing throughout the Expansion Term, Tenant shall pay Landlord monthly installments of Base Rent for the Expansion Premises pursuant to the terms and conditions of Article 3 of the Lease, in the amounts set forth below:

Period Following Expansion Premises Commencement Date	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate Per Rentable Square Foot of the Expansion Premises
Months 1-12	$185,725.20	$15,477.10	$1.85
Months 13-24	$190,744.80	$15,895.40	$1.90
Months 25-36	$195,764.40	$16,313.70	$1.95
Months 37-48	$200,784.00	$16,732.00	$2.00
Month 49 - Lease Expiration Date	$205,803.60	$17,150.30	$2.05

4.2                     Additional Rent. Commencing as of the earlier of (a) the occupancy by Tenant of the Expansion Premises for the conduct of Tenant’s business pursuant to Section 3.1, above and (b) the Expansion Premises Commencement Date, and continuing throughout the Expansion Term, Tenant shall pay Additional Rent with respect to the entire Premises (i.e. the Original Premises and the Expansion Premises) in accordance with the terms of Article 4 of the Lease, except that, notwithstanding Section 6 of the Summary, Tenant’s Share shall equal 21.5894%.

5.                          Condition of Expansion Premises. Except as to Landlord’s obligations set forth in the Lease regarding the condition of the Project, Building and Premises, and except as otherwise set forth below or in Section 2, above, Tenant shall accept the Expansion Premises in its presently existing, “as is” condition upon delivery thereof to Tenant in accordance with Section 2, above. Notwithstanding the foregoing, (a) Landlord shall construct the multi-tenant corridor adjacent to the Expansion Premises and the Demising Walls, each with Building standard materials, and (b) the Expansion Premises shall be improved by Tenant with Tenant Improvements in accordance with the terms and procedures of the Tenant Work Letter attached as Exhibit B to the Lease, except that, as to the improvement of the Expansion Premises, the provisions and modifications specific to the Expansion Promises shall supersede any contrary provisions contained in the Lease, including Exhibit B thereof.

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5.1                     The Tenant Improvement Allowance for the improvement of the Expansion Premises (the “Expansion Premises Improvement Allowance”) shall be a total of Three Hundred Twenty-Six Thousand Two Hundred Seventy-Four and No/100 Dollars ($326,274.00) (i.e., $39.00 per rentable square foot of the Expansion Premises), which shall be used for Tenant Improvement Allowance Items to be constructed by Tenant in the Expansion Premises only. The Expansion Premises Improvement Allowance shall be available for use by Tenant commencing as of the Delivery Date and ending as of the Expansion Premises Commencement Date, at which time any unused portion thereof shall revert to Landlord;

5.2                     All references to the “Premises” shall be deemed to refer to the Expansion Premises;

5.3                     All references to the “Tenant Improvement Allowance” shall be deemed to refer to the Expansion Premises Improvement Allowance;

5.4                     All references to the “Lease Commencement Date” shall be deemed to refer to the Expansion Premises Commencement Date;

5.5                     Section 2.2.1.8 of the Tenant Work Letter is replaced with the following: “The cost of Tenant’s furniture, fixtures and equipment and cabling; provided, however, in no event shall more than $7.50 per usable square foot of the Expansion Premises be used for the foregoing items.”

5.6                     Section 1.2 of the Tenant Work Letter shall not apply with respect to the Expansion Premises;

5.7                     Tenant shall be responsible for one-half (1/2) of Landlord’s reasonable cost of the Demising Walls (provided that the Tenant Improvement Allowance may be allocated by Tenant to such costs); and

5.8                     Section 1.1.1.1 of the Lease shall not apply with respect to the Expansion Premises.

6.                          Use. Tenant shall use the Expansion Premises in accordance with the terms and conditions of Section 7 of the Summary and Article 5 of the Lease.

7.                          Parking. In connection with Tenant’s lease of the Expansion Premises and commencing on the Expansion Premises Commencement Date and continuing throughout the remainder of the Expansion Term, Tenant shall have the right to use, without charge, an additional thirty-three (33) unreserved parking permits (i.e., four (4) parking permits per 1,000 rentable square feet of the Expansion Premises) for use in the Project parking facility. Additionally, notwithstanding any provision to the contrary contained in the Lease, subject to availability, Tenant shall have the right to rent up to an additional thirteen (13) unreserved parking permits (i.e., 1.5 parking permits per 1,000 rentable square feet of the Expansion Premises) on a month-to-month basis, at rate of Twenty and No/100 Dollars ($20.00) per permit per month. Tenant’s right to use all of the above parking permits shall be subject to all of the terms and conditions of Article 23 of the Lease.

8.                          Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than The Staubach Company and CB Richard Ellis (collectively, the “Broker”), and that they know of no real estate broker or agent other than Broker who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Broker. The terms of this Section 8 shall survive the expiration or earlier termination of this First Amendment.

9.                          No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and

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the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed on the day and date first above written.

“LANDLORD”:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

	By:		/s/ Jeffrey C. Hawken
JEFFREY C. HAWKEN
			Its:	EXECUTIVE VICE PRESIDENT
CHIEF OPERATING OFFICER

			By:	/s/ John T. Fucci
JOHN T. FUCCI
			Its:	SR. VICE PRESIDENT
ASSET MANAGEMENT

“TENANT”:

INTERNET BRANDS, INC.,
a Delaware corporation d/b/a CarsDirect.Com

By:			/s/ B. Lynn Walsh
		Its:	Exec VP and General Counsel
By:			/s/ Stacy Peterson
		Its:	CFO

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